  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1994

                                                       REGISTRATION NOS. 33-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

   THE UNITED ILLUMINATING COMPANY    UNITED CAPITAL FUNDING PARTNERSHIP L.P.
    (EXACT NAME OF REGISTRANT AS      (EXACT NAME OF REGISTRANT AS SPECIFIED
      SPECIFIED IN ITS CHARTER)                   IN ITS CHARTER)



             CONNECTICUT                             DELAWARE
   (STATE OR OTHER JURISDICTION OF        (STATE OR OTHER JURISDICTION OF
   INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)



             06-0571640                             06-1404034
(I.R.S. EMPLOYER IDENTIFICATION NO.)   (I.R.S. EMPLOYER IDENTIFICATION NO.)



          157 CHURCH STREET                       157 CHURCH STREET
  NEW HAVEN, CONNECTICUT 06506-0901       NEW HAVEN, CONNECTICUT 06506-0901
           (203) 499-2000                          (203) 499-2000
  (ADDRESS, INCLUDING ZIP CODE AND        (ADDRESS, INCLUDING ZIP CODE AND
TELEPHONE NUMBER, INCLUDING AREA CODE,  TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF PRINCIPAL EXECUTIVE OFFICES)         OF PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               RICHARD J. GROSSI
                            CHIEF EXECUTIVE OFFICER
                        THE UNITED ILLUMINATING COMPANY
                               157 CHURCH STREET
                       NEW HAVEN, CONNECTICUT 06506-0901
                                (203) 499-2000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
    WILLIAM C. BASKIN, JR., ESQ.                DAVID P. FALCK, ESQ.
       WIGGIN & DANA ONE                  WINTHROP, STIMSON, PUTNAM & ROBERTS
       CENTURY TOWER NEW                       ONE BATTERY PARK PLAZA
      HAVEN, CT 06508-1832                     NEW YORK, NY 10004-1490

                                ---------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
===============================================================================

                                                            PROPOSED
                                              PROPOSED      MAXIMUM
                                AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1) PER UNIT(1)(2) PRICE(1)(2)     FEE(3)
- - - -----------------------------------------------------------------------------------
 United Capital Funding
  Partnership L.P.
  limited partner
  interests..............
- ---------------------------------------------------------------------------------------
The United Illuminating
 Company Junior
 Subordinated Deferrable
 Interest Debentures....
- ---------------------------------------------------------------------------------------
The United Illuminating
 Company Guarantee with
 respect to United
 Capital Funding
 Partnership L.P.
 limited partner
 interests(4)...........          --             --            --           --
- ---------------------------------------------------------------------------------------
Total...................     $100,000,000       100%      $100,000,000   $34,483

===============================================================================
(1) There are being registered hereunder limited partner interests of United Capital Funding Partnership L.P. and Junior Subordinated Deferrable Interest Debentures of The United Illuminating Company (which may be distributed upon the occurrence of certain events relating to United Capital Funding Partnership L.P., for which no separate consideration will be received, or separately issued to the public or institutional investors) with an aggregate initial offering price not to exceed $100,000,000. Pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, the accompanying table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
(2) Estimated solely for the purpose of determining the registration fee and exclusive of accrued interest and distributions, if any.
(3) The amount of the registration fee has been calculated in accordance with rule 457(o) under the Securities Act of 1933.
(4) No separate consideration will be received for The United Illuminating Company Guarantee.

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                                EXPLANATORY NOTE

  This Registration Statement contains two forms of Prospectus Supplement to the Prospectus included herein: the first form is to be used in connection with an offering by The United Illuminating Company of Junior Subordinated Deferrable Interest Debentures and the second form is to be used in connection with an offering by United Capital Funding Partnership L.P. of Preferred Capital Securities.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER + + TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE + + OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR + + SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+ SECURITIES LAWS OF ANY SUCH JURISDICTION.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued        , 1994)
(To Prospectus dated       , 1994)

                                  $100,000,000

                        The United Illuminating Company

    % JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES A, DUE 20

                                 ------------

                              Interest payable

                                 ------------

THE % JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES A, DUE 20 (THE "SERIES A DEBENTURES") ARE REDEEMABLE, AT THE OPTION OF THE UNITED ILLUMINATING
COMPANY ("UI"), IN WHOLE OR IN PART, FROM TIME TO TIME, ON OR AFTER        ,
       , AT THE REDEMPTION PRICES SET FORTH HEREIN. SEE "CERTAIN TERMS OF THE SERIES A DEBENTURES--REDEMPTION" HEREIN. THE SERIES A DEBENTURES WILL RANK SUBORDINATE IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN THE ACCOMPANYING PROSPECTUS) OF UI. AS OF JUNE 30, 1994, UI HAD APPROXIMATELY $1,006 MILLION OF SENIOR INDEBTEDNESS OUTSTANDING. SEE "DESCRIPTION OF THE DEBENTURES AND THE INDENTURE--SUBORDINATION" IN THE ACCOMPANYING PROSPECTUS.

                                 ------------

  UI has the right, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months. During any such extended interest payment period, UI may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. UI currently has no intention to so extend any such interest payment period. See "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" in the accompanying Prospectus.

  The Series A Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company (the "Depositary"). Interests in such global debenture will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Series A Debentures in definitive form will not be issued. See "Description of the Debentures and the Indenture-- Book-Entry System and Settlement" in the accompanying Prospectus.

                                 ------------

SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES A DEBENTURES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH INTEREST ON THE SERIES A DEBENTURES MAY BE DEFERRED.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                     PRICE  % AND ACCRUED INTEREST, IF ANY

                                 ------------

                                                      UNDERWRITING
                                          PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                         PUBLIC (1)  COMMISSIONS (2)  UI (1)(3)
                                         ----------  --------------- -----------
Per Debenture..........................        %             %             %
Total..................................  $             $             $

- ----------
  (1) Plus accrued interest, if any, from   , 1994.
  (2) UI has agreed to indemnify the Underwriters against liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deduction of expenses payable by UI estimated at $   .

                                 ------------

  The Series A Debentures are offered subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters. It is expected that delivery of the Series A Debentures will be made on or about
     , 1994 through the book-entry facilities of the Depositary, against payment therefor in New York funds.

                                 ------------

MORGAN STANLEY & CO.
       Incorporated
     , 1994

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UI OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UI SINCE THE DATE HEREOF.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Certain Investment Considerations........................................... S-3
The United Illuminating Company............................................. S-3
Summary Financial Information............................................... S-4
Use of Proceeds............................................................. S-5
Certain Terms of the Series A Debentures.................................... S-5
United States Income Taxation............................................... S-6
Underwriting................................................................ S-8

                                   PROSPECTUS

Available Information.......................................................  2
Incorporation of Certain Documents by Reference.............................  2
The United Illuminating Company.............................................  3
United Capital Funding Partnership L.P. ....................................  3
Use of Proceeds.............................................................  3
UI Earnings Ratios..........................................................  4
Description of the Preferred Capital Securities.............................  4
Description of the Guarantee................................................ 15
Description of the Debentures and the Indenture............................. 17
Plan of Distribution........................................................ 26
Legal Opinions.............................................................. 27
Experts..................................................................... 27

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective purchasers of the Series A Debentures should carefully review the information contained in the accompanying Prospectus, including the documents incorporated by reference therein, and elsewhere in this Prospectus Supplement and should particularly consider the following matters. Capitalized terms used in this Prospectus Supplement shall have the meanings ascribed thereto in the accompanying Prospectus unless otherwise defined in this Prospectus Supplement.

SUBORDINATION OF SERIES A DEBENTURES

  UI's obligations under the Series A Debentures will be subordinate in right of payment to all Senior Indebtedness of UI. As of June 30, 1994, UI had approximately $1,006 million of Senior Indebtedness outstanding (exclusive of certain guarantees and other contingent obligations, but inclusive of capitalized lease obligations and current installments and short-term notes payable). For a description of the terms of this subordination, see "Description of the Debentures and the Indenture--Subordination" in the accompanying Prospectus. There are no provisions in the Indenture (as defined herein) that limit UI's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  UI has the right under the Indenture, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months. During any such extended interest payment period, UI may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. UI currently has no intention to so extend any such interest payment period, and it believes that such an extension of an interest payment period is unlikely. See "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXTENDED INTEREST PAYMENT PERIOD

  Should an extended interest payment period occur, record holders of Series A Debentures will continue to accrue income for United States Federal income tax purposes even though interest is not being paid on a current basis. As a result, such holders will include such interest in gross income for Federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if such holders dispose of the Series A Debentures prior to the record date for payment of interest. A holder's tax basis in the Series A Debentures will be increased by the amount of any interest that is included in such holder's income without receipt of cash, and will be decreased when and if such cash is subsequently received by such Series A Debenture holder from UI. See "United States Income Taxation--United States Holders" herein.

                        THE UNITED ILLUMINATING COMPANY

  UI is an operating electric public utility company, incorporated under the laws of the State of Connecticut in 1899. It is engaged principally in the production, purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The population of this area is approximately 698,000, or 21% of the population of the State of Connecticut. The service area, largely urban and suburban in character, includes the principal cities of Bridgeport (population 135,250) and New Haven (population 123,470) and their surrounding areas. Situated in the service area are retail trade and service centers, as well as large and small industries providing a wide variety of products, including helicopters and other transportation equipment, electrical equipment, chemicals and pharmaceuticals. Of UI's 1993 retail electric revenues, approximately 39% were derived from residential sales, 43% from commercial sales, 16% from industrial sales and 2% from other sales.

  UI has four wholly-owned direct subsidiaries. Bridgeport Electric Company, a single-purpose corporation, owns and leases to UI a generating unit at Bridgeport Harbor Station. Research Center, Inc. has been formed to participate in the development of one or more regulated power production ventures, including possible participation in arrangements for the future development of independent power production and cogeneration facilities. United Energy International, Inc. has been formed to facilitate participation in a proposed joint venture relating to power production plants abroad. United Resources, Inc. ("URI") serves as the parent corporation for UI's unregulated businesses, each of which is incorporated separately to participate in business ventures that will complement and enhance UI's electric utility business and serve the interests of UI and its shareholders and customers.

  Four wholly-owned subsidiaries of URI have been incorporated. Souwestcon Properties, Inc. is participating as a 25% partner in the ownership of a medical hotel building in New Haven. A second wholly-owned subsidiary of URI is Thermal Energies, Inc., which is participating in the development of district heating and cooling water facilities in the downtown New Haven area, including the energy center for an office tower and participation as a 37% partner in the energy center for a city hall and office tower complex. A third URI subsidiary, Precision Power, Inc., provides power-related equipment and services to the owners of commercial buildings and industrial facilities. A fourth URI subsidiary, American Payment Systems, Inc., manages equipment for electronic data processing of bill payments made by customers of utilities, including UI, at neighborhood businesses. In addition to these subsidiaries, URI has an 82% ownership interest in Ventana Corporation, which offers energy conservation engineering and project management services to governmental and private institutions. The Board of Directors of UI has authorized the investment of a maximum of $18.0 million, in the aggregate, of UI's assets in all of these URI ventures and, at June 30, 1994, approximately $13.5 million had been so invested.

  UI has ownership and leasehold interests in three nuclear generating units located in New England, including a 17.5% undivided ownership and leasehold interest in Seabrook Unit 1, a 1,150-megawatt unit in Seabrook, New Hampshire ("Seabrook 1").

  For further information about these and other matters affecting UI's business, see "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                         SUMMARY FINANCIAL INFORMATION

  The following material, which is presented herein solely to furnish limited financial information regarding UI, is qualified in its entirety by reference to the detailed information and financial statements contained in the Incorporated Documents (as defined in the accompanying Prospectus) and available upon request from UI. See "Available Information" in the accompanying Prospectus. Accordingly, the following should be read together with the Incorporated Documents.

                               SIX MONTHS ENDED TWELVE MONTHS ENDED DECEMBER 31,
                                JUNE 30, 1994   --------------------------------
                                 (UNAUDITED)       1993       1992       1991
                               ---------------- ---------- ---------- ----------
                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating Revenues...........      $321,012       $653,023   $667,325   $673,371
Operating Income.............        59,258        114,814    108,022    103,200
Total Allowance for Funds
 Used During Construction(1).         1,944          4,067      3,232      5,190
Deferred Return(2)...........           --           7,497     15,959     17,970
Total Interest Charges.......        42,157         92,290    101,548    100,143
Net Income...................        18,352         40,481     56,768     55,550

                                            AS OF JUNE 30, 1994
                           -----------------------------------------------------
                                     ACTUAL                 AS ADJUSTED(3)
                           -------------------------- --------------------------
                             AMOUNT      PERCENT OF     AMOUNT      PERCENT OF
                           (UNAUDITED) CAPITALIZATION (UNAUDITED) CAPITALIZATION
                           ----------- -------------- ----------- --------------
CAPITALIZATION:
Long-Term Debt (including
 current maturities).....  $  958,341       67.3%     $  889,316       62.3%
Junior Subordinated
 Debentures..............          --         --         100,000        7.0
Preferred Stock..........      45,945        3.2          18,445        1.3
Common Stock Equity......     420,520       29.5         420,520       29.4
                           ----------      -----      ----------      -----
Total Capitalization.....  $1,424,806      100.0%     $1,428,281      100.0%
                           ==========      =====      ==========      =====

- ------------
(1) Allowance for Funds Used During Construction ("AFUDC") is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to plant under construction. For balance sheet purposes, AFUDC is capitalized to UI's Plant account and depreciated and recovered over the life of the asset.
(2) Deferred Return is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to the portion of Seabrook 1 that is presently excluded from rate base in accordance with the phase-in to rate base of UI's investment in Seabrook 1 over a five-year period beginning in 1995. For balance sheet purposes, Deferred Return is capitalized as a deferred debit and amortized and recovered over a five-year period.
(3) Adjusted to give effect to the issuance of $100,000,000 aggregate principal amount of the Series A Debentures, and the assumed use of the net proceeds thereof to redeem outstanding preferred stock and repay maturing long-term debt. See "Use of Proceeds."

                                USE OF PROCEEDS

  UI intends to apply the proceeds from the sale of the Series A Debentures to the payment or provision for payment at maturity or the purchase (on the open market, in private transactions or otherwise) or redemption of outstanding securities of UI and for general corporate purposes.

                   CERTAIN TERMS OF THE SERIES A DEBENTURES

  The following summary of certain terms and provisions of the Series A Debentures supplements the description of the Debentures, including the terms of subordination thereof, set forth in the accompanying Prospectus under the heading "Description of the Debentures and the Indenture," to which description reference is hereby made.

GENERAL

  The Series A Debentures will be issued as a series of Debentures under the
Indenture dated    , 1994 between UI and The Bank of New York, as trustee (as supplemented from time to time, the "Indenture"). The Series A Debentures will be limited in aggregate principal amount to $ million.

  The entire principal amount of the Series A Debentures will become due and payable, together with any accrued and unpaid interest thereon, if any, on
   , 20 (subject to UI's rights to redeem the Series A Debentures). See "Redemption" below.

INTEREST

  The Series A Debentures will bear interest at a rate of    % per annum from
      , 1994 until paid. Such interest will be payable             ,
commencing    , 1994, to the holders of record at the close of business on the
preceding              , respectively. See "Description of the Debentures and
the Indenture--Interest" in the accompanying Prospectus.

  UI has the right, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months. For a description of UI's right to so extend interest payment periods, and the effect of any such extension on its ability to declare and pay dividends on shares of its capital stock, see "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" in the accompanying Prospectus.

REDEMPTION

  The Series A Debentures may be redeemed at the option of UI, at any time on
or after     ,   , in whole or in part, upon not less than 30 nor more than 60 days' notice, at the respective redemption prices (expressed in percentages of the principal amounts to be redeemed) during the twelve-month periods
commencing on     of the years indicated:

       YEAR   REDEMPTION PRICE
       ----   ----------------





plus any accrued but unpaid interest, if any, to the date fixed for redemption.

FORM AND DENOMINATION

  The Series A Debentures will be issued only in registered form in
denominations of $    and integral multiples thereof.


                         UNITED STATES INCOME TAXATION

GENERAL

  This section is a summary of certain United States Federal income tax considerations that may be relevant to prospective purchasers of Series A Debentures and represents the opinion of Reid & Priest, special tax counsel to UI, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  No attempt has been made in the following discussion to comment on all Federal income tax matters affecting purchasers of the Series A Debentures. Moreover, the discussion focuses on holders of the Series A Debentures who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts and non-resident aliens. Accordingly, each prospective purchaser of the Series A Debentures should consult, and should depend upon, his or her own tax advisor in analyzing the Federal, state, local and foreign income tax consequences of the purchase, ownership or disposition of the Series A Debentures.

UNITED STATES HOLDERS

  For purposes of this discussion, a "United States holder" is a beneficial owner of Series A Debentures that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States Federal income taxation on a net income basis in respect of such Series A Debentures.

  Because the interest payment period is extendable, the interest on the Series A Debentures will be treated as "original issue discount" pursuant to Code sections 1271 et seq. and the Treasury Regulations promulgated thereunder. Pursuant thereto, any United States holder will be required to include interest on the Series A Debentures in taxable income as it accrues in accordance with a constant yield method based upon a compounding of interest. This will be true regardless of the method of accounting regularly used by such holder for tax purposes and may result in the inclusion of interest in taxable income before actual receipt of the cash payment representing such interest. This should occur only during an extended interest payment period or any other period of non-payment and may under certain circumstances also occur, if interest payment periods on the Series A Debentures are longer than one month. The tax basis of any United States holder in the Series A Debentures will generally equal the amount paid for them increased by the amount of any accrued but unpaid interest.

  Upon a sale or retirement of the Series A Debentures, a United States holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount realized by such holder from the sale or retirement of such Series A Debentures and (ii) such holder's tax basis in such Series A Debentures. Depending upon the particular circumstances of a holder, gain or loss recognized by such holder on the sale or exchange of Series A Debentures held for more than one year will generally be taxable as long-term capital gain or loss.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien holder" is any holder of Series A Debentures that is (i) a nonresident alien individual, (ii) a foreign corporation or partnership or (iii) an estate or trust that has a foreign fiduciary, in each case not subject to United States Federal income taxation on a net income basis in respect of such Series A Debentures.

  Under current Federal income tax law, subject to the discussion below with respect to backup withholding:

    (a) payments by UI or any of its paying agents in respect of a Series A Debenture to a United States Alien holder will not be subject to Federal withholding tax provided that (i) the beneficial owner of the Series A Debentures does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of UI entitled to vote, (ii) the beneficial owner of the Series A Debentures is not a controlled foreign corporation that is related to UI through stock ownership and (iii) either
  (A) the beneficial owner of the Series A Debentures certifies to UI or its agent, under penalties of perjury, that it is a United States Alien holder and provides its name and address or (B) the holder of the Series A Debentures is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and such holder certifies to UI or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes UI or its agent with a copy thereof; and

    (b) a United States Alien holder will generally not be subject to Federal income tax on any gain realized upon the sale or exchange of the Series A Debentures unless such holder is an individual present in the United States for 183 days or more in the taxable year of the sale and either has a "tax-home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to payments to noncorporate United States holders of payments of principal and interest on the Series A Debentures and to the proceeds of the sale of the Series A Debentures prior to maturity within the United States, and "backup withholding" at a rate of 31% will apply to such payments if any such Series A Debenture holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its Federal income tax returns.

  Information reporting and backup withholding will not apply to payments of principal and interest on the Series A Debentures made by UI or a paying agent to a United States Alien holder if the certification described in clause (iii) of paragraph (a) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States holder.

  Payments of the proceeds from the sale by a United States Alien holder of the Series A Debentures made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, information reporting may apply to such payments. Payments of the proceeds from the sale of the Series A Debentures to or through the United States office of a broker is subject to information reporting and backup withholding unless the United States Alien holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                  UNDERWRITING

  Under the terms and subject to the conditions of an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), UI has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from UI, the respective principal amounts of Series A Debentures set forth opposite its name below:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                                                                      SERIES A
      NAME                                                           DEBENTURES
      ----                                                           ----------
Morgan Stanley & Co. Incorporated...................................   $
                                                                       -----
  Total.............................................................   $
                                                                       =====

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series A Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all such Series A Debentures offered hereby, if any are taken.

  The Underwriters propose to offer all or part the Series A Debentures directly to the public at the public offering price set forth on the cover page hereof, and all or part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the Series A Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the Series A Debentures to certain other dealers. After the initial offering of the Series A Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Certain of the Underwriters engage in transactions with, and from time to time have performed services for, UI in the ordinary course of business.

  UI has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the Underwriters may be required to make in respect thereof.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER + + TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE + + THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR OF + + SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+ SECURITIES LAWS OF ANY SUCH JURISDICTION.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued     , 1994)
(To Prospectus dated    , 1994)
                               Preferred Securities
                    United Capital Funding Partnership L.P.
                     % Preferred Capital Securities, Series A
                   (Liquidation Preference $25 per Security)
                  Guaranteed to the extent set forth herein by

                        The United Illuminating Company
                                  ----------
  The % Preferred Capital Securities, Series A (the "Series A Preferred Capital Securities") offered hereby are being issued by, and represent limited partner interests in, United Capital Funding Partnership L.P., a Delaware special purpose limited partnership ("United Capital"). United Capital was formed for the sole purpose of issuing its limited partner interests ("Limited Partner Interests") and lending the proceeds thereof to The United Illuminating Company ("UI"), which owns all of the general partner interests in United Capital. The proceeds of the Series A Preferred Capital Securities, together with the related capital contributions made by UI, will be loaned to UI in return for % Junior Subordinated Deferrable Interest Debentures, Series A, Due
20   (the "Series A Debentures") issued by UI. The limited partner interests represented by the Series A Preferred Capital Securities will have a preference with respect to cash distributions ("dividends") and amounts payable on liquidation over the general partner interests in United Capital.

  Holders of the Series A Preferred Capital Securities will be entitled to receive, to the extent of funds held by United Capital and legally available therefor, cumulative preferential dividends, at an annual rate of % of the liquidation preference of $25 per security, accruing from the date of original issue and payable monthly in arrears on the last day of each calendar month of
each year, commencing     , 1994. The payment of dividends and payments on
liquidation or redemption with respect to the Series A Preferred Capital Securities, to the extent of funds held by United Capital and legally available therefor, will be guaranteed under a Payment and Guarantee Agreement (the "Guarantee") of UI to the extent described herein and in the accompanying Prospectus. The Guarantee does not cover payment of amounts in respect of the Series A Preferred Capital Securities to the extent that United Capital does not have legally available funds for the payment thereof and cash on hand sufficient to make such payment. Such funds and cash on hand will be limited to payments by UI on the Series A Debentures and any other Indenture Securities (as defined in the accompanying Prospectus) issued in connection with the investment of the proceeds of any other offering of Limited Partner Interests. If UI fails to make interest payments on the Series A Debentures or any other such Indenture Securities, United Capital will have insufficient funds to pay dividends on the Series A Preferred Capital Securities and the Guarantee will not cover payment of such dividends. In such event, the holders of Series A Preferred Capital Securities may enforce certain rights in respect of the Series A Debentures. See "Description of the Guarantee" in the accompanying Prospectus.

  The Guarantee and the Series A Debentures will rank subordinate in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of UI. As of June 30, 1994, UI had approximately $1,006 million of Senior Indebtedness outstanding. UI has the right, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months, and, as a consequence, monthly dividends on the Series A Preferred Capital Securities will be deferred by United Capital during any such extended interest payment period. During any such extended interest payment period, UI may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. UI currently has no intention to so extend the interest payment period. See "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" and "Description of the Preferred Capital Securities--Voting Rights" in the accompanying Prospectus.

  The Series A Preferred Capital Securities are redeemable, at the option of United Capital and at the direction of UI, in whole or in part, from time to
time, on or after     , 1999, at a redemption price of $25 per security plus
accumulated and unpaid dividends, and any Additional Amounts (as defined in the accompanying Prospectus) to the date fixed for redemption (the "Redemption Price"). The Series A Preferred Capital Securities are also redeemable, at the option of United Capital, in whole or in part, at the Redemption Price if at any time United Capital or UI, as a consequence of certain events described herein, is or would be required to pay certain additional amounts or to withhold or deduct certain amounts. In addition, upon redemption or payment at maturity of Series A Debentures, the proceeds from such redemption or payment will be applied to redeem Series A Preferred Capital Securities at the Redemption Price. Under certain circumstances following the occurrence of a Special Event (as defined in the accompanying Prospectus), UI may cause United Capital to redeem the Series A Preferred Capital Securities in whole at the Redemption Price or to distribute the Series A Debentures in exchange for the Series A Preferred Capital Securities in whole. If Series A Debentures are distributed, UI will use its best efforts to have such Series A Debentures listed on the same exchange on which the Series A Preferred Capital Securities are then listed. See "Certain Terms of the Series A Preferred Capital Securities--Redemption or Exchange" and "Certain Terms of the Series A Debentures" herein.

  In the event of the liquidation of United Capital, holders of Series A Preferred Capital Securities will be entitled to receive for each security a liquidation preference of $25 plus accumulated and unpaid dividends and any Additional Amounts to the date of payment, subject to certain limitations. See "Description of the Preferred Capital Securities--Liquidation Distribution" in the accompanying Prospectus.
                                  ----------
SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES A PREFERRED CAPITAL SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH DIVIDENDS ON THE SERIES A PREFERRED CAPITAL SECURITIES AND INTEREST ON THE SERIES A DEBENTURES MAY BE DEFERRED.
                                  ----------
  APPLICATION WILL BE MADE TO LIST THE SERIES A PREFERRED CAPITAL SECURITIES ON THE NEW YORK STOCK EXCHANGE.
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
              PRICE $25 PER SECURITY AND ACCRUED DIVIDENDS, IF ANY
                                  ----------

                                            UNDERWRITING
                                 PRICE TO   DISCOUNTS AND       PROCEEDS TO
                                PUBLIC (1) COMMISSIONS (2) UNITED CAPITAL (3)(4)
                                ---------- --------------- ---------------------
Per Security...................    $              (3)              $
Total..........................    $              (3)              $

- ---------
  (1) Plus accrued dividends, if any, from the date of original issue.
  (2) United Capital and UI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
  (3) Because the proceeds of the sale of the Series A Preferred Capital Securities will be loaned to UI, UI has agreed, in the Underwriting Agreement, to pay the Underwriters as compensation for their services
      $    per security (or $    in the aggregate); provided that such
      compensation will be $    per security sold to certain institutions.
      Therefore, to the extent that Series A Preferred Capital Securities are sold to such institutions, the actual amount of such compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
  (4) Expenses of the offering, which are payable by UI, are estimated to be
      $   .
                                  ----------
  The Series A Preferred Capital Securities are offered subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters. It is expected that delivery of the Series A Preferred Capital
Securities will be made on or about     , 1994 through the book-entry
facilities of The Depository Trust Company, against payment therefor in New York funds.
                                  ----------
MORGAN STANLEY & CO.
         Incorporated
     , 1994

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UI, UNITED CAPITAL OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UI OR UNITED CAPITAL SINCE THE DATE HEREOF.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Certain Investment Considerations..........................................  S-3
The United Illuminating Company............................................  S-4
United Capital Funding Partnership L.P. ...................................  S-5
Summary Financial Information..............................................  S-6
Use of Proceeds............................................................  S-6
Certain Terms of the Series A Preferred Capital Securities.................  S-7
Certain Terms of the Series A Debentures...................................  S-7
United States Income Taxation..............................................  S-8
Underwriting............................................................... S-11

                                   PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The United Illuminating Company............................................    3
United Capital Funding Partnership L.P. ...................................    3
Use of Proceeds............................................................    3
UI Earnings Ratios.........................................................    4
Description of the Preferred Capital Securities............................    4
Description of the Guarantee...............................................   15
Description of the Debentures and the Indenture............................   17
Plan of Distribution.......................................................   26
Legal Opinions.............................................................   27
Experts....................................................................   27

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective purchasers of the Series A Preferred Capital Securities should carefully review the information contained in the accompanying Prospectus, including the documents incorporated by reference therein, and elsewhere in this Prospectus Supplement and should particularly consider the following matters. Capitalized terms used in this Prospectus Supplement shall have the meanings ascribed thereto in the accompanying Prospectus unless otherwise defined in this Prospectus Supplement.

SUBORDINATION OF UI'S OBLIGATIONS

  The payment of dividends and payments on liquidation or redemption with respect to the Series A Preferred Capital Securities, to the extent of funds held by United Capital and legally available to make such payments, will be guaranteed by UI under the Guarantee. The Guarantee does not cover payment of amounts in respect of the Series A Preferred Capital Securities to the extent that United Capital does not have legally available funds for the payment thereof and cash on hand sufficient to make such payment.

  UI's obligations under the Guarantee and the Series A Debentures will be subordinate in right of payment to all Senior Indebtedness of UI. As of June 30, 1994, UI had approximately $1,006 million of Senior Indebtedness outstanding (exclusive of certain guarantees and other contingent obligations, but inclusive of capitalized lease obligations and current installments and short-term notes payable). For a description of the terms of the Guarantee and this subordination, see "Description of the Guarantee--Status of Guarantee" and "Description of the Debentures and the Indenture--Subordination," respectively, in the accompanying Prospectus. There are no provisions in the Series A Preferred Capital Securities, the Guarantee, the Partnership Agreement (as defined herein) or the Indenture (as defined in the accompanying Prospectus) that limit UI's ability to incur additional indebtedness, including indebtedness that ranks senior to the Guarantee and the Series A Debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  UI has the right under the Indenture, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months, and, as a consequence, monthly dividends on the Series A Preferred Capital Securities will be deferred by United Capital during any such extended interest payment period. During any such extended interest payment period, UI may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock. UI currently has no intention to so extend any such interest payment period, and it believes that such an extension of an interest payment period is unlikely. See "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" and "Description of the Preferred Capital Securities--Voting Rights" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXTENDED INTEREST PAYMENT PERIOD

  Should an extended interest payment period occur, United Capital will continue to accrue income for United States Federal income tax purposes that will be allocated but not distributed to record holders of Series A Preferred Capital Securities. As a result, such holders will include such interest in gross income for Federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if such holders dispose of the Series A Preferred Capital Securities prior to the record date for payment of dividends. A holder's tax basis in the Series A Preferred Capital Securities will be increased by the amount of any interest that is included in such holder's income without receipt of cash, and will be decreased when and if such cash is subsequently received by such Series A Preferred Capital Securities holder from United Capital. See "United States Income Taxation--Potential Extension of Interest Payment Period" herein.

SPECIAL EVENT REDEMPTION OR EXCHANGE

  Upon the occurrence and continuation of a Special Event (as defined in the accompanying Prospectus, which term, as so defined, relates to a change in law or regulation or official interpretation thereof), UI, as general partner of United Capital (the "General Partner"), will elect to cause United Capital (i) to redeem the Series A Preferred Capital Securities in whole (and not in part) or (ii) to distribute Series A Debentures in exchange for Series A Preferred Capital Securities. A condition to any such exchange will be receipt by United Capital of an opinion of counsel that such exchange will be treated as a non-taxable exchange to the holders of the Preferred Capital Securities. In the case of a Special Event that is a Tax Event (as defined in the accompanying Prospectus), the General Partner may also elect to cause the Series A Preferred Capital Securities to remain outstanding. See "Certain Terms of the Series A Preferred Capital Securities--Redemption or Exchange" herein and "Description of the Preferred Capital Securities--Special Event Redemption or Exchange" in the accompanying Prospectus.

  In April 1994, the Internal Revenue Service (the "IRS") issued certain notices generally addressing the characteristics that distinguish debt from equity for various purposes under the Federal income tax laws. In these notices, the IRS indicated that transactions involving securities that, like the Series A Preferred Capital Securities, have both debt and equity characteristics would be reviewed with scrutiny to determine how they would be treated for tax purposes. UI believes that interest on the Series A Debentures will be deductible under the tests referred to in these notices. If, as a result of a change in law or a pronouncement or decision interpreting or applying any applicable law, United Capital receives an opinion of counsel to the effect that interest on the Series A Debentures would not be deductible, United Capital would have the option (i) to redeem the Series A Preferred Capital Securities, (ii) to distribute the Series A Debentures in exchange therefor or (iii) to cause the Series A Preferred Capital Securities to remain outstanding, in each case as described under "Description of the Preferred Capital Securities--Special Event Redemption or Exchange" in the accompanying Prospectus.

                        THE UNITED ILLUMINATING COMPANY

  UI is an operating electric public utility company, incorporated under the laws of the State of Connecticut in 1899. It is engaged principally in the production, purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The population of this area is approximately 698,000, or 21% of the population of the State of Connecticut. The service area, largely urban and suburban in character, includes the principal cities of Bridgeport (population 135,250) and New Haven (population 123,470) and their surrounding areas. Situated in the service area are retail trade and service centers, as well as large and small industries providing a wide variety of products, including helicopters and other transportation equipment, electrical equipment, chemicals and pharmaceuticals. Of UI's 1993 retail electric revenues, approximately 39% were derived from residential sales, 43% from commercial sales, 16% from industrial sales and 2% from other sales.

  UI has four wholly-owned direct subsidiaries. Bridgeport Electric Company, a single-purpose corporation, owns and leases to UI a generating unit at Bridgeport Harbor Station. Research Center, Inc. has been formed to participate in the development of one or more regulated power production ventures, including possible participation in arrangements for the future development of independent power production and cogeneration facilities. United Energy International, Inc. has been formed to facilitate participation in a proposed joint venture relating to power production plants abroad. United Resources, Inc. ("URI") serves as the parent corporation for UI's unregulated businesses, each of which is incorporated separately to participate in business ventures that will complement and enhance UI's electric utility business and serve the interests of UI and its shareholders and customers.

  Four wholly-owned subsidiaries of URI have been incorporated. Souwestcon Properties, Inc. is participating as a 25% partner in the ownership of a medical hotel building in New Haven. A second wholly-owned subsidiary of URI is Thermal Energies, Inc., which is participating in the development of district heating and cooling water facilities in the downtown New Haven area, including the energy center for an office tower and participation as a 37% partner in the energy center for a city hall and office tower complex. A third URI subsidiary, Precision Power, Inc., provides power-related equipment and services to the owners of commercial buildings and industrial facilities. A fourth URI subsidiary, American Payment Systems, Inc., manages equipment for electronic data processing of bill payments made by customers of utilities, including UI, at neighborhood businesses. In addition to these subsidiaries, URI has an 82% ownership interest in Ventana Corporation, which offers energy conservation engineering and project management services to governmental and private institutions. The Board of Directors of UI has authorized the investment of a maximum of $18.0 million, in the aggregate, of UI's assets in all of these URI ventures and, at June 30, 1994, approximately $13.5 million had been so invested.

  UI has ownership and leasehold interests in three nuclear generating units located in New England, including a 17.5% undivided ownership and leasehold interest in Seabrook Unit 1, a 1,150-megawatt unit in Seabrook, New Hampshire ("Seabrook 1").

  For further information about these and other matters affecting UI's business, see "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                    UNITED CAPITAL FUNDING PARTNERSHIP L.P.

  United Capital is a limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), on August 18, 1994. United Capital was formed for the sole purpose of issuing Limited Partner Interests and lending the proceeds thereof to UI. UI is the sole General Partner and will manage the business and affairs of United Capital. Holders of Series A Preferred Capital Securities and other Limited Partner Interests of United Capital will be limited partners of United Capital. UI will make capital contributions from time to time to the extent required so that the total contributions made by UI, as the General Partner, shall at all times be at least equal to 1% of the total contributions made by all partners. United Capital will lend such amounts to UI from time to time in return for Indenture Securities of UI, including the Series A Debentures. The rights and obligations of UI, as the General Partner, and the limited partners of United Capital will be governed by the Delaware Act and by an Amended and Restated Agreement of Limited Partnership of United Capital (the "Partnership Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. United Capital has been advised by its special Delaware counsel that, assuming a holder of Preferred Capital Securities acts in conformity with the provisions of the Partnership Agreement, such holder (other than the General Partner) will not be liable for the debts, obligations and liabilities of United Capital, whether arising in contract, tort or otherwise, solely by reason of being a limited partner of United Capital (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it). The principal executive office of United Capital is c/o The United Illuminating Company, 157 Church Street, New Haven, Connecticut 06506-0901, telephone number (203) 499-2000.

                         SUMMARY FINANCIAL INFORMATION

  The following material, which is presented herein solely to furnish limited financial information regarding UI, is qualified in its entirety by reference to the detailed information and financial statements contained in the Incorporated Documents (as defined in the accompanying Prospectus) and available upon request from UI. See "Available Information" in the accompanying Prospectus. Accordingly, the following should be read together with the Incorporated Documents.

                              SIX MONTHS ENDED TWELVE MONTHS ENDED DECEMBER 31,
                               JUNE 30, 1994   --------------------------------
                                (UNAUDITED)       1993       1992       1991
                              ---------------- ---------- ---------- ----------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating Revenues...........     $321,012     $  653,023 $  667,325 $  673,371
Operating Income.............       59,258        114,814    108,022    103,200
Total Allowance for Funds
 Used During Construction
 (1).........................        1,944          4,067      3,232      5,190
Deferred Return (2)..........          --           7,497     15,959     17,970
Total Interest Charges.......       42,157         92,290    101,548    100,143
Net Income...................       18,352         40,481     56,768     55,550

                                            AS OF JUNE 30, 1994
                           -----------------------------------------------------
                                     ACTUAL                AS ADJUSTED (3)
                           -------------------------- --------------------------
                             AMOUNT      PERCENT OF     AMOUNT      PERCENT OF
                           (UNAUDITED) CAPITALIZATION (UNAUDITED) CAPITALIZATION
                           ----------- -------------- ----------- --------------
CAPITALIZATION:
Long-Term Debt (including
 current maturities).....  $  958,341       67.3%     $  889,316       62.3%
Preferred Stock..........      45,945        3.2          18,445        1.3
Preferred Securities of
 Subsidiary..............         --         --          100,000        7.0
Common Stock Equity......     420,520       29.5         420,520       29.4
                           ----------      -----      ----------      -----
Total Capitalization.....  $1,424,806      100.0%     $1,428,281      100.0%
                           ==========      =====      ==========      =====

- ------------
(1) Allowance for Funds Used During Construction ("AFUDC") is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to plant under construction. For balance sheet purposes, AFUDC is capitalized to UI's Plant account and depreciated and recovered over the life of the asset.
(2) Deferred Return is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to the portion of Seabrook 1 that is presently excluded from rate base in accordance with the phase-in to rate base of UI's investment in Seabrook 1 over a five-year period beginning in 1995. For balance sheet purposes, Deferred Return is capitalized as a deferred debit and amortized and recovered over a five-year period.
(3) Adjusted to give effect to the issuance by United Capital of $100,000,000 aggregate stated liquidation preference of the Series A Preferred Capital Securities, the use of the proceeds thereof by United Capital to purchase the Series A Debentures from UI and the assumed use of the net proceeds thereof by UI to redeem outstanding preferred stock and repay maturing long-term debt. See "Use of Proceeds."

                                USE OF PROCEEDS

  The proceeds from the sale of the Series A Preferred Capital Securities, together with the related capital contribution made by the General Partner, will be lent to UI in return for the Series A Debentures. UI intends to apply the proceeds of such loan or loans to the payment or provision for payment at maturity or the purchase (on the open market, in private transactions or otherwise) or redemption of outstanding securities of UI and for general corporate purposes.

           CERTAIN TERMS OF THE SERIES A PREFERRED CAPITAL SECURITIES

  The following summary of certain terms of the Series A Preferred Capital Securities supplements the description of the Preferred Capital Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Capital Securities," to which description reference is hereby made.

GENERAL

  The Series A Preferred Capital Securities will be issued as the initial series of Preferred Capital Securities pursuant to the Partnership Agreement.
An aggregate of      Series A Preferred Capital Securities, having an aggregate
stated liquidation preference of $    , are being offered hereby.

DIVIDENDS

  Dividends on the Series A Preferred Capital Securities will be cumulative from the date of issue and will be payable monthly in arrears on the last day
of each calendar month of each year at an annual rate of   % of the liquidation
preference of $25 per security. The first dividend payment date for the Series
A Preferred Capital Securities will be      , 1994. See "Description of the
Preferred Capital Securities--Dividends" in the accompanying Prospectus.

  UI has the right, from time to time, to extend interest payment periods on the Series A Debentures for up to 60 consecutive months, and, as a consequence, monthly dividends on the Series A Preferred Capital Securities will be deferred by United Capital during any such extended interest payment period. For a description of UI's right to so extend interest payment periods, and the effect of any such extension on its ability to declare and pay dividends on shares of its capital stock, see "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" in the accompanying Prospectus.

REDEMPTION OR EXCHANGE

  On or after      , 1999, United Capital may, at its option and at the
direction of UI, redeem the Series A Preferred Capital Securities in whole or in part at the Redemption Price. In addition, if at any time United Capital or UI, as a consequence of (i) the Series A Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) United Capital not being treated as a partnership for United States Federal income tax purposes, is or would be required to pay certain additional amounts or to withhold or deduct certain amounts, the Series A Preferred Capital Securities are redeemable, at the option of United Capital, in whole or in part at the Redemption Price. See "Certain Terms of the Series A Preferred Capital Securities--Optional Redemption" and "--Redemption Procedures" in the accompanying Prospectus.

  Series A Preferred Capital Securities will be subject to mandatory redemption upon the payment of Series A Debentures at maturity or redemption, as described under "Description of the Preferred Capital Securities--Mandatory Redemption" in the accompanying Prospectus, and may be subject to redemption or exchange for Series A Debentures upon the occurrence and continuation of a Special Event (which relates to a change in law or regulation or official interpretation thereof), as described under "Description of the Preferred Capital Securities-- Special Event Redemption or Exchange" in the accompanying Prospectus.

                    CERTAIN TERMS OF THE SERIES A DEBENTURES

  The following summary of certain terms and provisions of the Series A Debentures supplements the description of the Debentures set forth in the accompanying Prospectus under the heading "Description of the Debentures and the Indenture," to which description reference is hereby made.

GENERAL

  Pursuant to the Indenture dated     , 1994 between UI and The Bank of New
York, as trustee (as supplemented from time to time, the "Indenture"), and to evidence the loan by United Capital to UI of the proceeds of the issuance of the Series A Preferred Capital Securities and the related capital contribution made by the General Partner, UI will issue the Series A Debentures to United Capital in an aggregate principal amount equal to the sum of the aggregate liquidation preference of the Series A Preferred Capital Securities and the amount of such capital contribution.

  The entire principal amount of the Series A Debentures will become due and payable, together with any accumulated and unpaid interest thereon, including Additional Interest (as defined in the accompanying Prospectus), if any, on , 2024 (subject to UI's rights and obligations to redeem the Series A Debentures). See "Redemption" below.

INTEREST

  The Series A Debentures will bear interest at a rate of   % per annum from
the date they are issued until paid. Such interest will be payable monthly on
the last day of each calendar month of each year, commencing      , 1994. See
"Description of the Debentures and the Indenture--Interest" and "--Option to Extend Interest Payment Period" in the accompanying Prospectus.

REDEMPTION

  The Series A Debentures may be redeemed at the option of UI, at any time on
or after      , 1999, in whole or in part, at a redemption price equal to 100%
of the principal amount thereof plus any accrued but unpaid interest, including Additional Interest, if any, to the date fixed for redemption. In addition, if United Capital redeems Series A Preferred Capital Securities in accordance with the terms thereof, UI shall redeem Series A Debentures in a principal amount equal to the aggregate liquidation preference of the Series A Preferred Capital Securities so redeemed, at a redemption price equal to 100% of the aggregate principal amount of such Series A Debentures to be redeemed, plus any accrued but unpaid interest, including Additional Interest, if any, any such redemption to be made on the date the Series A Preferred Capital Securities are redeemed or on such earlier date as United Capital and UI shall agree.

                         UNITED STATES INCOME TAXATION

GENERAL

  This section is a summary of certain United States Federal income tax considerations that may be relevant to prospective purchasers of Preferred Capital Securities and represents the opinion of Reid & Priest, special tax counsel to UI and United Capital, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  No attempt has been made in the following discussion to comment on all Federal income tax matters affecting purchasers of Series A Preferred Capital Securities. Moreover, the discussion focuses on holders of Series A Preferred Capital Securities who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts and non-resident aliens. Accordingly, each prospective purchaser of Series A Preferred Capital Securities should consult, and should depend upon, his or her own tax advisor in analyzing the Federal, state, local and foreign income tax consequences of the purchase, ownership or disposition of Series A Preferred Capital Securities.

INCOME FROM SERIES A PREFERRED CAPITAL SECURITIES

  In the opinion of Reid & Priest, United Capital will be treated as a partnership for Federal income tax purposes. Accordingly, each Series A Preferred Capital Securities holder will be required to include in gross income his or her distributive share of United Capital's net income. Any amount so included in a Series A Preferred Capital Securities holder's gross income will increase his or her tax basis in the Series A Preferred Capital Securities, and the amount of cash dividends distributed to the Series A Preferred Capital Securities holder will be a non-taxable reduction in his or her tax basis in the Series A Preferred Capital Securities. The income included in a Series A Preferred Capital Securities holder's gross income should not exceed dividends received on such Series A Preferred Capital Securities, except in the limited circumstances described under "Potential Extension of Interest Payment Period" below. No portion of such income will be eligible for the dividends received deduction.

DISPOSITION OF SERIES A PREFERRED CAPITAL SECURITIES

  Upon the sale or redemption for cash of Series A Preferred Capital Securities, gain or loss realized will be recognized by each Series A Preferred Capital Securities holder in an amount equal to the difference between (i) the amount realized by the Series A Preferred Capital Securities holder for such Series A Preferred Capital Securities and (ii) such holder's tax basis in such Series A Preferred Capital Securities. Depending upon the particular circumstances of a Series A Preferred Capital Securities holder, gain or loss recognized by such holder on the sale or exchange of Series A Preferred Capital Securities held for more than one year will generally be taxable as long-term capital gain or loss.

EXCHANGE OF SERIES A PREFERRED CAPITAL SECURITIES FOR SERIES A DEBENTURES

  Under certain circumstances relating to changes in law, as described under the caption "Description of the Series A Preferred Capital Securities--Special Event Redemption or Exchange" in the accompanying Prospectus, United Capital may distribute the Series A Debentures to Series A Preferred Capital Securities holders in exchange for the Series A Preferred Capital Securities. As described in "Description of the Series A Preferred Capital Securities--Special Redemption or Exchange" in the accompanying Prospectus, in the case of a Special Event, Series A Debentures may not be distributed to the holders of Series A Preferred Capital Securities unless United Capital receives an opinion of counsel to the effect that holders of Series A Preferred Capital Securities will not recognize gain or loss for Federal income tax purposes as a result of such distribution. Such an exchange will result in each Series A Preferred Capital Securities holder receiving an aggregate basis in its Series A Debentures equal to such holder's aggregate tax basis in its Series A Preferred Capital Securities. A Series A Preferred Capital Securities holder's holding period in the Series A Debentures received in such an exchange will include the period for which the Series A Preferred Capital Securities were held by such holder, provided the Series A Preferred Capital Securities were held as a capital asset.

UNITED CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

  UI, as the General Partner of United Capital, will furnish each Series A Preferred Capital Securities holder with a Schedule K-1 for each year setting forth such Series A Preferred Capital Securities holder's allocable share of income for the prior calendar year. Such allocable share of income will generally be reflected as interest income on such Schedule K-1. UI is currently required to furnish such Schedule K-1 to each holder as soon as practicable following the end of each year, but in any event prior to March 31.

  Any person who holds Series A Preferred Capital Securities as a nominee for another person is required to furnish to United Capital: (i) the name, address and taxpayer identification number of the beneficial owner and nominee; (ii) information as to whether the beneficial owner is (A) a person that is not a United States person, (B) a foreign government, an international organization or any wholly-owned agency or instrumentality of the foregoing or (C) a tax-exempt entity; (iii) the amount and description of the Series A Preferred Capital Securities held, acquired or transferred for the beneficial owner; and
(iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons, and certain information on Series A Preferred Capital Securities that they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to United Capital. The nominee is required to supply the beneficial owners of the Series A Preferred Capital Securities with the information furnished to United Capital.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD

  Under the terms of the Indenture, UI has the right to extend from time to time interest payment periods on the Series A Debentures for up to 60 consecutive months. Because the interest payment period is extendable, the interest on the Series A Debentures will be treated as "original issue discount" ("OID") pursuant to Code sections 1271 et seq. and the Treasury Regulations promulgated thereunder. Pursuant thereto, United Capital will be required to include the interest on the Series A Debentures in income as it accrues in accordance with a constant yield method based upon a compounding of interest, before actual receipt of the cash payment representing such interest.

  Accrued income includible by United Capital during an extended interest payment period pursuant to the OID rules will be allocated, but not distributed, to Series A Preferred Capital Securities holders of record on the Business Day (as defined in the accompanying Prospectus) preceding the last day of each calendar month. As a result, during an extended interest payment period, Series A Preferred Capital Securities holders of record will include interest in gross income in advance of the receipt of cash and any such holders who dispose of Series A Preferred Capital Securities prior to the record date for the payment of dividends following such extended interest payment period will include interest in gross income but will not receive any cash related thereto from United Capital. The tax basis of Series A Preferred Capital Securities will be increased by the amount of any interest that is included in a Series A Preferred Capital Securities holder's income without receipt of cash, and will be decreased when and if such cash is subsequently received by such Series A Preferred Capital Securities holder from United Capital.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien holder" is any holder of Series A Preferred Capital Securities that is (i) a nonresident alien individual, (ii) a foreign corporation or partnership or (iii) an estate or trust that has a foreign fiduciary, in each case not subject to Federal income taxation on a net income basis in respect of such Series A Preferred Capital Securities.

  Under current Federal income tax law, subject to the discussion below with respect to backup withholding:

    (a) payments by United Capital or any of its paying agents to any United States Alien holder will not be subject to Federal withholding tax provided that (i) the beneficial owner of Series A Preferred Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of UI entitled to vote, (ii) the beneficial owner of Series A Preferred Capital Securities is not a controlled foreign corporation that is related to UI through stock ownership, and (iii) either
  (A) the beneficial owner of Series A Preferred Capital Securities certifies to United Capital or its agent, under penalties of perjury, that it is a United States Alien holder and provides its name and address or (B) the holder of Series A Preferred Capital Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and such Financial Institution certifies to United Capital or its agent under penalties of perjury that such certification has been received from the beneficial owner by it or by such Financial Institution between it and the beneficial owner and furnishes United Capital or its agent with a copy thereof; and

    (b) a United States Alien holder will generally not be subject to Federal tax on any gain realized upon the sale or exchange of Series A Preferred Capital Securities unless such holder is an individual present in the United States for 183 days or more in the taxable year of the sale and either has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to payments to noncorporate United States holders of Series A Preferred Capital Securities of the sale proceeds of Series A Preferred Capital Securities within the United States, and "backup withholding" at a rate of 31% will apply to such payments if any such Series A Preferred Capital Securities holder fails to provide to United Capital an accurate taxpayer identification number.

  In general, information reporting requirements will also apply to payments of principal of and interest on Series A Debentures distributed to noncorporate United States holders of Series A Preferred Capital Securities and to the proceeds received by such holders from the sale of Series A Debentures prior to maturity within the United States, and "backup withholding" at a rate of 31% will apply to such payments or proceeds if the United States holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on his or her Federal income tax returns.

  Information reporting and backup withholding will not apply to payments of principal and interest made by UI or a paying agent to a United States Alien holder in respect of Series A Debentures distributed to such holder if the certification described in clause (iii) of paragraph (a) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States Alien holder.

  Payments of the proceeds from the sale by a United States Alien holder of Series A Preferred Capital Securities or Series A Debentures distributed to such a holder made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, information reporting may apply to such payments. Payments of the proceeds from the sale by a United States Alien holder of Series A Preferred Capital Securities or Series A Debentures distributed to a Series A Preferred Capital Securities holder to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                  UNDERWRITING

  Under the terms and subject to the conditions of an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), United Capital has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each
of the Underwriters, for whom Morgan Stanley & Co. Incorporated and       are
acting as representatives, has severally agreed to purchase from United Capital, the respective number of Series A Preferred Capital Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                       SERIES A
                                                                      PREFERRED
                                                                       CAPITAL
      UNDERWRITERS                                                    SECURITIES
      ------------                                                    ----------
Morgan Stanley & Co. Incorporated....................................










  Total..............................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series A Preferred Capital Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all such Series A Preferred Capital Securities offered hereby, if any are taken.

  The Underwriters propose to offer all or part of the Series A Preferred Capital Securities directly to the public at the public offering price set forth on the cover page hereof, and all or part to certain dealers at a price
that represents a concession not in excess of $    per security. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per security to certain other dealers. After the initial
offering date of the Series A Preferred Capital Securities, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Because the proceeds of the sale of the Series A Preferred Capital Securities will be loaned to UI, UI has agreed, in the Underwriting Agreement, to pay to
the Underwriters as compensation for their services an amount of $    per
security ($    per security sold to certain institutions) for the accounts of the several Underwriters.

  Certain of the Underwriters engage in transactions with, and from time to time have performed services for, UI in the ordinary course of business.

  Application will be made to list the Series A Preferred Capital Securities on the New York Stock Exchange. Listing will be contingent upon meeting the requirements of such Exchange, including those relating to distribution.

  United Capital and UI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the Underwriters may be required to make in respect thereof.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion, Issued       , 1994)
                                  $100,000,000
                        The United Illuminating Company
               JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

                                  -----------
                    United Capital Funding Partnership L.P.

                          PREFERRED CAPITAL SECURITIES

                  (Liquidation Preference $25 per Security)
                 Guaranteed to the extent set forth herein by
                        The United Illuminating Company

                                  -----------

  The United Illuminating Company ("UI") may offer, from time to time, in one or more series, its junior subordinated deferrable interest debentures (the "Debentures"). The Debentures may be offered in amounts, at prices and on terms to be determined at the time of offering. The Debentures will rank subordinate in right of payment to all Senior Indebtedness (as defined herein) of UI.

  United Capital Funding Partnership L.P., a Delaware special purpose limited partnership ("United Capital"), the sole general partner of which is UI, may offer, from time to time, in one or more series, its preferred capital securities ("Preferred Capital Securities"), which represent limited partner interests in United Capital ("Limited Partner Interests"). The Preferred Capital Securities may be offered in amounts, at prices and on terms to be determined at the time of offering. United Capital was formed for the sole purpose of issuing Limited Partner Interests and lending the proceeds thereof to UI. United Capital will lend the proceeds of the sale of Preferred Capital Securities to UI, together with the related capital contributions made by UI, in return for Debentures of UI issued in connection with the investment of such proceeds in aggregate principal amount equal to the aggregate liquidation preference of, bearing interest at an annual rate equal to the annual dividend rate on, and having certain redemption terms that correspond to redemption terms for, such Preferred Capital Securities (any such Debentures, herein referred to as Debentures of a "corresponding" series).

  The payment of cash distributions ("dividends") and payments on liquidation or redemption with respect to the Preferred Capital Securities, to the extent of funds held by United Capital and legally available therefor, will be guaranteed under a Payment and Guarantee Agreement (the "Guarantee") of UI to the extent described herein. The Guarantee will also rank subordinate in right of payment to all Senior Indebtedness of UI. Such funds will be limited to payments by UI on the Debentures corresponding to any Preferred Capital Securities and other Indenture Securities (as defined herein) issued under the Indenture (as defined herein) in connection with the investment of the proceeds from any offering of Limited Partner Interests. If UI fails to make interest payments on such Debentures, United Capital will have insufficient funds to pay dividends on such Preferred Capital Securities and the Guarantee will not cover payment of such dividends. In such event, the holders of such Preferred Capital Securities may enforce certain rights in respect of such Debentures under the Indenture.

  Interest on the Debentures may be deferred at the option of UI as described under "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period" (whether or not such Debentures correspond to Preferred Capital Securities) and, as a consequence, monthly dividends on the Preferred Capital Securities may be deferred by United Capital. See "Description of the Guarantee" and "Description of the Debentures and the Indenture" herein for a description of the terms and limitations of the obligations of UI relating to Preferred Capital Securities. Under certain circumstances described herein, UI may cause United Capital to distribute the Debentures that correspond to Preferred Capital Securities in exchange for such Preferred Capital Securities. See "Description of the Preferred Capital Securities--Special Event Redemption or Exchange."

  Certain specific terms of the Debentures of any series and the Preferred Capital Securities of any series in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") with respect to such series, which will describe, in the case of the Debentures, the aggregate principal amount, maturity and interest rate, and, in the case of the Preferred Capital Securities, the number of securities and dividend rate, and, in each case, the series designation and any other terms.

  The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $100,000,000.

                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Offered Securities will be sold directly, through agents, underwriters and dealers, including Morgan Stanley & Co. Incorporated, as designated from time to time, or through a combination of such methods. The names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement. See "Plan of Distribution."

  The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States Federal income tax considerations, if applicable, to such series.

  This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by the Prospectus Supplement.

                                  -----------

                              MORGAN STANLEY & CO.
                        Incorporated
     , 1994

                             AVAILABLE INFORMATION

  UI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by UI can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information concerning UI may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

  This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 that UI and United Capital have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to such Registration Statement, including the documents filed as exhibits thereto (the "Registration Statement").

  No separate financial statements of United Capital have been included or incorporated by reference herein. UI and United Capital do not consider that such financial statements would be material to holders of Preferred Capital Securities because United Capital is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described herein. United Capital is a special purpose limited partnership organized under the laws of the State of Delaware, and UI is the sole general partner. United Capital exists for the sole purpose of issuing Limited Partner Interests and lending the proceeds thereof to UI. See "United Capital Funding Partnership L.P."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  UI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Form 10-K") and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 have been filed with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference. All documents subsequently filed by UI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes referred to herein as the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST, A COPY OF ANY OF THE INCORPORATED DOCUMENTS (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH INCORPORATED DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. CHARLES J. PEPE, ASSISTANT TREASURER AND ASSISTANT SECRETARY, THE UNITED ILLUMINATING COMPANY, P.O. BOX 1564, 157 CHURCH STREET, NEW HAVEN, CONNECTICUT 06506-0901, TELEPHONE NUMBER (203) 499-2311.

                        THE UNITED ILLUMINATING COMPANY

  UI was formed under the laws of the State of Connecticut in 1899. UI is engaged in the production, transmission, distribution and sale of electric energy for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of Connecticut, including the principal cities of Bridgeport and New Haven.

  For further information about UI's business, see the 1993 Form 10-K and the other Incorporated Documents. The principal executive offices of UI are located at 157 Church Street, New Haven, Connecticut 06506-0901, telephone number (203) 499-2000.

                    UNITED CAPITAL FUNDING PARTNERSHIP L.P.

  United Capital is a limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), on August 18, 1994. United Capital was formed for the sole purpose of issuing Limited Partner Interests and lending the proceeds thereof to UI. UI is the sole General Partner of United Capital and will manage the business and affairs of United Capital. Holders of Preferred Capital Securities will be limited partners in United Capital. UI will make capital contributions from time to time to the extent required so that the total contributions made by the General Partner shall at all times be at least equal to 1% of the total contributions made by all partners. United Capital will lend such amounts to UI from time to time in return for Indenture Securities of UI, including the Debentures. The rights and obligations of the General Partner and the limited partners of United Capital will be governed by the Delaware Act and by an Amended and Restated Agreement of Limited Partnership of United Capital (the "Partnership Agreement") substantially in the form filed as an exhibit to the Registration Statement. The principal executive office of United Capital is c/o The United Illuminating Company, 157 Church Street, New Haven, Connecticut 06506-0901, telephone number (203) 499-2000.

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement, UI intends to apply the net proceeds from the issuance of the Debentures to the payment or provision for payment at maturity the purchase (on the open market, in private transactions or otherwise) or redemption of outstanding securities of UI and for general corporate purposes. United Capital will invest all proceeds from the sale of the Preferred Capital Securities in corresponding Debentures.

                              UI EARNINGS RATIOS

  UI's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                             TWELVE MONTHS  TWELVE MONTHS ENDED DECEMBER 31,
                                 ENDED     ----------------------------------
                             JUNE 30, 1994  1993   1992   1991   1990   1989
                             ------------- ------ ------ ------ ------ ------
Ratio of Earnings to Fixed
 Charges (A)................     1.69        1.69   1.85   1.83   1.69   -- (B)

  UI's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements for each of the periods indicated was as follows:

                                                          TWELVE
                                 TWELVE MONTHS   MONTHS ENDED DECEMBER 31,
                                     ENDED     -----------------------------
                                 JUNE 30, 1994 1993  1992  1991  1990  1989
                                 ------------- ----- ----- ----- ----- -----
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividend Requirements
 (A)(C).........................     1.57       1.57  1.74  1.71  1.59  -- (B)

- ------------
(A) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments--net and (4) fixed charges. "Fixed Charges," as defined by Commission Regulation S-K, represent interest (whether expended or capitalized), related amortization and interest applicable to rentals charged to operating expenses.
(B) For the twelve months ended December 31, 1989, Earnings were less than Fixed Charges and Combined Fixed Charges and Preferred Stock Dividend Requirements due to the impact on Earnings of write-offs of costs of nuclear generating units pursuant to Statement of Financial Accounting Standards No. 90. The additional Earnings required to increase the Ratio of Earnings to Fixed Charges to 1.0 would have been $156.126 million; and the additional Earnings required to increase the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements to 1.0 would have been $171.457 million.
(C) "Preferred Stock Dividend Requirements," as defined by Commission Regulation S-K, represent preferred stock dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.

                DESCRIPTION OF THE PREFERRED CAPITAL SECURITIES

  Set forth below is a summary of certain terms and provisions of the Preferred Capital Securities. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the forms of Partnership Agreement and Action of General Partner establishing the Preferred Capital Securities of each series filed as exhibits to the Registration Statement.

GENERAL

  The Partnership Agreement will authorize UI, as the General Partner, to establish various series of Limited Partner Interests, including one or more series of Preferred Capital Securities, having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. The Preferred Capital Securities are Limited Partner Interests in United Capital, and may be issued from time to time, having terms described herein and in the Prospectus Supplement relating thereto. The Limited Partner Interests, including the Preferred Capital Securities, will have a preference with respect to cash distributions and amounts payable on liquidation over the General Partner's interest in United Capital. The Action or Actions of General Partner creating the Preferred Capital Securities will not permit the issuance of any Limited Partner Interests of United Capital ranking, as to the payment of dividends or participation in profits or the assets of United Capital, senior to the Preferred Capital Securities.

  Amounts payable in respect of the Preferred Capital Securities will be guaranteed by UI to the extent set forth under "Description of the Guarantee" below.

  Under certain circumstances described herein, the Preferred Capital Securities may be exchanged for corresponding Debentures of UI. See "Special Event Redemption or Exchange" below. Each holder of Preferred Capital Securities, by its acceptance thereof, agrees that such Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness. See "Description of the Guarantee--Status of Guarantee" and "Description of the Debentures and the Indenture--Subordination."

DIVIDENDS

  Unless otherwise specified in a Prospectus Supplement, dividends on the Preferred Capital Securities of each series will be cumulative, will accumulate from the date of issue and will be payable monthly in arrears on the last day of each calendar month of each year except as otherwise described below.

  The annual dividend rate on the Preferred Capital Securities of each series will be set forth in the Prospectus Supplement relating to the Preferred Capital Securities of such series. Accrued and unpaid dividends on the Preferred Capital Securities of each series will accrue additional dividends in respect thereof after the dividend payment date therefor at the dividend rate per annum applicable to the Preferred Capital Securities of such series. The term "dividends" as used herein includes any such additional dividends payable unless otherwise stated.

  The amount of dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period.

  Payment of dividends on the Preferred Capital Securities is limited in relation to the amount of funds held by United Capital and legally available therefor. Dividends on the Preferred Capital Securities are required to be paid to the extent that, on any scheduled dividend payment date, United Capital has
(x) funds legally available for the payment of such dividends, as determined by the General Partner, and (y) cash on hand sufficient to permit such payment. Such funds and cash on hand will be limited to UI's payments of interest on the corresponding Debentures and other Indenture Securities issued in connection with the investment of the proceeds of any offering of Limited Partner Interests. See "Description of the Debentures and the Indenture."

  UI has the right under the Indenture, from time to time, to extend the interest payment periods on the Debentures for up to 60 consecutive months, and, as a consequence, monthly dividends on the Preferred Capital Securities will be deferred by United Capital (and will continue to accumulate with additional dividends on any amounts so deferred) during any such extended interest payment period. In the event that UI exercises its right to so extend any such interest payment period, UI shall not, and shall not permit any of its subsidiaries to, declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of UI or its subsidiaries. UI currently has no intention to so extend any such interest payment period, and it believes that such an extension of an interest payment period is unlikely. See "Voting Rights" below and "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period."

  Dividends on the Preferred Capital Securities will be payable to the holders thereof as they appear on the books and records of United Capital on the relevant record dates, which will be one Business Day (as defined herein) prior to each relevant payment date; provided, however, that if the Preferred Capital Securities of any series are not held by a securities depositary, the General Partner shall have the right to change such record dates. Subject to any applicable laws and regulations and the provisions of the Partnership Agreement, each such payment will be made as described under "Book-Entry-Only Issuance" below. In the event that any date on which dividends are payable on the Preferred Capital Securities is not a Business Day, then payment of the dividends payable on such date will be made on the next succeeding day that is a Business Day (and without any additional dividends or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect, and in the same amount, as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the City of New York or the City of New Haven, Connecticut are authorized or required by law to close.

CERTAIN RESTRICTIONS ON UNITED CAPITAL

  If dividends or any Additional Amounts (as defined herein) have not been paid in full on the Preferred Capital Securities of any series, United Capital shall not:

    (i) pay, or set aside for payment, any dividends on any other Limited Partner Interests ranking pari passu with the Preferred Capital Securities of such series as regards participation in profits of United Capital ("Dividend Parity Securities"), unless, at the time of such payment or setting aside, there shall also be paid, or set aside for payment, as the case may be, dividends on the Preferred Capital Securities of such series on a pro rata basis, so that, after giving effect to the payment of all such dividends, (x) the ratio of (a) the aggregate amount of dividends paid on the Preferred Capital Securities of such series to (b) the aggregate amount of dividends paid on such Dividend Parity Securities is the same as
  (y) the ratio of (a) the aggregate of all accumulated arrears of unpaid dividends and any Additional Amounts in respect of the Preferred Capital Securities of such series to (b) the aggregate of all accumulated arrears of unpaid dividends and any Additional Amounts in respect of such Dividend Parity Securities;

    (ii) pay, or set aside for payment, any dividends or other distributions on any other securities of United Capital ranking junior to the Preferred Capital Securities of such series as to dividends ("Dividend Junior Securities"); or

    (iii) redeem, purchase or otherwise acquire any Preferred Capital Securities of such series, any Dividend Parity Securities or any Dividend Junior Securities;

until, in each case, such time as all accumulated and unpaid dividends accrued on the Preferred Capital Securities of such series and any Additional Amounts in respect thereof shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii) above, such payment and, in the case of clause (iii) above, the date of such redemption, purchase or acquisition.

OPTIONAL REDEMPTION

  Unless otherwise provided in a Prospectus Supplement relating to the Preferred Capital Securities of any series, the Preferred Capital Securities of such series will be redeemable, at the option of United Capital and at the direction of UI, in whole or in part from time to time, on or after the date set forth in such Prospectus Supplement, upon not less than 30 nor more than 60 days' notice, at a redemption price of $25 per security, plus an amount equal to accumulated and unpaid dividends thereon and any Additional Amounts in respect thereof to the date fixed for redemption (the "Redemption Price"); provided, however, that prior to giving any such notice of redemption United Capital shall have received from UI a notice of redemption of Debentures of the corresponding series having an aggregate principal amount equal to the aggregate liquidation preference of the Preferred Capital Securities to be redeemed.

  If at any time after the issuance of any series of Preferred Capital Securities, United Capital is or would be required to pay Additional Amounts in respect thereof, as described under "Additional Amounts" below, or UI is or would be required to withhold or deduct certain amounts, as described under "Description of the Guarantee--Additional Amounts," then United Capital may, at its option, redeem all of the Preferred Capital Securities of such series or, if such requirement relates only to certain of the Preferred Capital Securities of such series, the portion thereof that is subject to such requirement, upon not less than 30 nor more than 60 days' notice, in each case at the Redemption Price.

  In the event that fewer than all the outstanding Preferred Capital Securities of any series are to be so redeemed, the Preferred Capital Securities to be redeemed will be selected as described under "Book-Entry-Only Issuance" below; provided, however, that in the case of a partial redemption of any series of Preferred Capital Securities resulting from a requirement that United Capital pay Additional Amounts or UI withhold or deduct certain amounts, as described in the immediately preceding paragraph, United Capital will (i) cause the global certificate representing the Preferred Capital Securities of such series to be withdrawn from the Depositary (as defined herein), (ii) issue certificates in definitive form representing the Preferred Capital Securities of such series and (iii) redeem the Preferred Capital Securities of such series subject to such requirement. If a partial redemption would result in a delisting of the Preferred Capital Securities of any series by any national securities exchange or other organization on which the Preferred Capital Securities of such series are then listed, United Capital may only redeem the Preferred Capital Securities of such series in whole.

MANDATORY REDEMPTION

  If at any time UI (i) pays at maturity or (ii) redeems Debentures corresponding to any Preferred Capital Securities, as described under "Description of the Debentures and the Indenture--Optional Redemption," the proceeds from such payment or redemption of principal of such Debentures will be applied to redeem such Preferred Capital Securities at the Redemption Price upon not less than 30 nor more than 60 days' notice (except that no such notice will be required in the case of clause (i) above).

SPECIAL EVENT REDEMPTION OR EXCHANGE

  If a Special Event (as defined below) shall occur and be continuing with respect to any series of Preferred Capital Securities, the General Partner will cause United Capital (i) to redeem the Preferred Capital Securities of such series in whole (and not in part), upon not less than 30 nor more than 60 days' notice, at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) to distribute corresponding Debentures to holders of Preferred Capital Securities of such series in exchange for the Preferred Capital Securities of such series within 90 days following the occurrence of such Special Event; provided, however, that in the case of clause (ii) above United Capital shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such holders will not recognize any gain or loss for Federal income tax purposes as a result of such distribution. Notwithstanding the foregoing, if the Special Event is solely a Tax Event (as defined below), neither the General Partner nor United Capital shall be required to elect either of the options described in clause (i) or (ii) above and the General Partner and United Capital may, instead, allow the Preferred Capital Securities of such series to remain outstanding.

  In the event of a distribution of Debentures as described in clause (ii) above, each holder of Preferred Capital Securities would receive corresponding Debentures in an aggregate principal amount equal to the aggregate liquidation preference of $25 per security on the Preferred Capital Securities held by such holder, bearing interest at a rate per annum equal to the dividend rate per annum on such Preferred Capital Securities and having accrued and unpaid interest thereon at such rate from the last date on which dividends on such Preferred Capital Securities were paid. Under such circumstances, if there are no other Limited Partner Interests then outstanding, UI may cause United Capital to be dissolved.

  After the date fixed for any such exchange, (i) such Preferred Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary (as hereinafter defined) or its nominee, as the record holder thereof, will exchange the global certificate or certificates representing such Preferred Capital Securities for a registered global certificate or certificates representing the corresponding Debentures to be delivered upon such exchange and (iii) any certificates representing Preferred Capital Securities not held by the Depositary or its nominee will be deemed to represent corresponding Debentures having a principal amount equal to the liquidation preference of such Preferred Capital Securities until such certificates are presented to UI or its agent for exchange.

  "Special Event" means an Investment Company Event or a Tax Event.

  "Investment Company Event" means, with respect to Preferred Capital Securities of any series, the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "1940 Act Change in Law") to the effect that United Capital is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which 1940 Act Change in Law becomes effective on or after the date of the first issuance of Preferred Capital Securities of such series; provided that no Investment Company Event shall be deemed to have occurred if UI or United Capital shall have obtained a written opinion of nationally recognized independent counsel experienced in practice under the 1940 Act to the effect that UI or United Capital has successfully taken either of the steps set forth in clause (i) or (ii) below to avoid such 1940 Act Change in Law so that in the opinion of such counsel, notwithstanding such 1940 Act Change in Law, United Capital is not required to be registered as an

"investment company" within the meaning of the 1940 Act. Such steps shall be either (i) issuing an additional or supplemental irrevocable and unconditional guarantee (x) of accumulated and unpaid dividends accrued on and any Additional Amounts in respect of the Preferred Capital Securities of such series (whether or not moneys are legally available therefor) and (y) upon a liquidation of United Capital, of the full amount of the Liquidation Distribution (as defined herein) on the Preferred Capital Securities of such series (regardless of the amount of assets of United Capital otherwise available for distribution in such liquidation) or (ii) the use of any other measures that do not adversely affect holders of Preferred Capital Securities.

  "Tax Event" means, with respect to Preferred Capital Securities of any series, that UI or United Capital shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change is effective on or after the date of the first issuance of Preferred Capital Securities of such series, and which change cannot be avoided by the use of any reasonable measures available to UI or United Capital, there is a substantial increase in risk that (i) United Capital is subject to Federal income tax with respect to interest received on the Debentures, (ii) interest payable on the Debentures is not deductible for Federal income tax purposes or (iii) United Capital is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

REDEMPTION PROCEDURES

  If (a) United Capital gives a notice of redemption in respect of Preferred Capital Securities of any series (which notice will be irrevocable) or (b) Preferred Capital Securities of any series shall become redeemable by virtue of the maturity or redemption of the corresponding Debentures, then, on the date fixed for redemption, which in the case of clause (b) above shall be the applicable Debenture maturity date (the "Redemption Date"), United Capital will pay the applicable Redemption Price to the record holders of Preferred Capital Securities of such series. See "Book-Entry-Only Issuance" below. If notice of redemption has been given and payment or provision for payment has been made on the date fixed for redemption as required, then upon such date all rights of holders of Preferred Capital Securities of such series so called for redemption will cease, except the right of such holders to receive the Redemption Price. In the event that any Redemption Date is not a Business Day, payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional dividends or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of any Preferred Capital Securities is not paid either by United Capital or by UI pursuant to the Guarantee described under "Description of the Guarantee," dividends on such Preferred Capital Securities will continue to accumulate at the then applicable rate (but without any additional dividends on amounts so accumulating) from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the Redemption Date for purposes of calculating the Redemption Price.

  Subject to the foregoing and applicable law (including, without limitation, Federal securities laws), UI or its affiliates may at any time and from time to time purchase outstanding Preferred Capital Securities by tender, on the open market or by private agreement. In the event that UI surrenders any Preferred Capital Securities to United Capital, United Capital will distribute, to or upon the order of UI, Debentures of the corresponding series in aggregate principal amount equal to the aggregate liquidation preference on the Preferred Capital Securities so surrendered.

LIQUIDATION DISTRIBUTION

  In the event of any voluntary or involuntary dissolution, liquidation or winding up of United Capital, the holders of the Preferred Capital Securities of each series at the time outstanding will be entitled to receive out of the assets of United Capital available for distribution to partners of United Capital, after satisfaction of liabilities to creditors, if any, as required by the Delaware Act, before any distribution of assets is made to the General Partner or any other series of Limited Partner Interests ranking junior to the Preferred Capital Securities of such series with respect to participation in the assets of United Capital, but together with the holders of every other series of Limited Partner Interests outstanding, if any, ranking pari passu with the Preferred Capital Securities of such series with respect to participation in the assets of United Capital ("Liquidation Parity Securities"), an amount equal to the aggregate of the liquidation preference of $25 per security plus an amount equal to all accumulated and unpaid dividends on the Preferred Capital Securities of such series and any Additional Amounts in respect thereof to the date of payment (the "Liquidation Distribution").

  If, upon any such liquidation, the Liquidation Distribution for Preferred Capital Securities of any series can be paid only in part because United Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution for Preferred Capital Securities of such series and the aggregate maximum liquidation distributions on the Liquidation Parity Securities, then the amounts payable directly by United Capital on the Preferred Capital Securities of such series and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that (i) the ratio of (x) the aggregate amount paid in respect of the Liquidation Distribution to (y) the aggregate amount paid in respect of liquidation distributions on the Liquidation Parity Securities is the same as (ii) the ratio of (x) the aggregate Liquidation Distribution to (y) the aggregate maximum liquidation distributions on the Liquidation Parity Securities.

  Pursuant to the Partnership Agreement, United Capital shall be dissolved and
its affairs shall be wound up upon any of the following events: (i) on    ,
2046, the expiration of the term of United Capital, (ii) the withdrawal, removal or bankruptcy of the General Partner, or the assignment by the General Partner of its general partner interest in United Capital, or the occurrence of any other event that results in the General Partner ceasing to be a general partner of United Capital under the Delaware Act, except for a transfer to a permitted successor of UI under the Indenture, unless in any such case the business of United Capital is continued in accordance with the Delaware Act,
(iii) the entry of decree of a judicial dissolution or (iv) the written consent of all partners of United Capital, including the holders of the Preferred Capital Securities and other Limited Partner Interests.

SOURCE OF PAYMENT FOR PREFERRED CAPITAL SECURITIES

  United Capital is a special purpose limited partnership formed on August 18, 1994 for the sole purpose of issuing Limited Partner Interests and lending the proceeds thereof to UI in return for Indenture Securities of UI. The proceeds of the Preferred Capital Securities will be loaned to UI in return for Debentures. United Capital's revenues will be limited to payments by UI on such Debentures and other Indenture Securities issued in connection with the investment of the proceeds of offerings of Limited Partner Interests.

  Dividends on the Preferred Capital Securities must be paid to the extent of funds held by United Capital and legally available to make such payments. Under the terms of the Guarantee, as described under "Description of the Guarantee-- General," such payments required to be made on the Preferred Capital Securities will be irrevocably and unconditionally guaranteed by UI. Because the payment terms of the Debentures corresponding to any Preferred Capital Securities will generally correspond to the payment terms of such Preferred Capital Securities, United Capital is expected to have sufficient funds to make payments on such Preferred Capital Securities so long as UI is not in default in payment of such Debentures. In addition, because UI will covenant in the Guarantee to perform timely all of its duties as General Partner, including the duty to pay dividends on the Preferred Capital Securities and the duty to pay all costs and expenses of United Capital, it is expected that all payments on corresponding Debentures will be available for the payment of dividends on such Preferred Capital Securities. UI and United Capital believe that the obligations of UI under the Guarantee, the Partnership Agreement and the Debentures corresponding to any Preferred Capital Securities, taken together, are substantially equivalent to a full and unconditional guarantee by UI of payments due on the Preferred Capital Securities. The Guarantee will be one of payment and not of collection, and holders of Preferred Capital Securities may enforce the Guarantee directly against UI, without first proceeding against United Capital. If UI fails to make interest payments on the Indenture Securities corresponding to any Limited Partner Interests, United Capital will have insufficient funds to pay dividends on the Limited Partner Interests, including the Preferred Capital Securities, and the Guarantee will not cover payment of such insufficiency. In such event, the holders of Preferred Capital Securities may enforce certain rights in respect of the corresponding Debentures as third party beneficiaries under the Indenture. In addition, under certain circumstances, holders of Preferred Capital Securities will have the right to appoint a Special Representative (as defined herein) to enforce United Capital's rights as holder of such Debentures.

  See "Description of the Guarantee" and "Description of the Debentures and the Indenture" herein for a description of the terms and limitations of the obligations of UI relating to the Preferred Capital Securities.

MERGER, CONSOLIDATION, AMALGAMATION, ETC. OF UNITED CAPITAL

  The General Partner is authorized and directed to conduct its affairs and to operate United Capital in such a way that United Capital would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for Federal income tax purposes and so that the Debentures will be treated as indebtedness of UI for Federal income tax purposes. In this connection, the General Partner is authorized to take any action that is not inconsistent with applicable law, the Certificate of Limited Partnership of United Capital or the Partnership Agreement and that does not adversely affect the interests of holders of Preferred Capital Securities that the General Partner determines in its discretion to be necessary or desirable for such purposes.

  United Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any partnership, corporation or other body, except as described below. UI, as General Partner, may, without the consent of the holders of the Preferred Capital Securities, cause United Capital to consolidate, amalgamate, merge with or into, or be replaced by, or convey or transfer its properties and assets substantially as an entirety to, a Delaware limited partnership or "other business entity" (as defined in the Delaware Act but not including any general partnership) organized under the laws of any state of the United States or the Turks and Caicos Islands or the Cayman Islands, provided that (i) such successor entity either (x) expressly assumes all of the obligations of United Capital under the Preferred Capital Securities or (y) substitutes for the Preferred Capital Securities other securities having substantially the same terms as the Preferred Capital Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and assets of the successor entity, at least as high as the Preferred Capital Securities rank, with respect to participation in the profits and assets of United Capital, (ii) UI expressly acknowledges such successor entity as the holder of the Debentures corresponding to the Preferred Capital Securities and confirms its obligation under the Guarantee with respect to the Preferred Capital Securities or the Successor Securities, (iii) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not cause the Preferred Capital Securities to be delisted by any national securities exchange or other organization on which the Preferred Capital Securities are then listed unless the Preferred Capital Securities are promptly relisted, or the Successor Securities are promptly listed, by such exchange or other organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not cause the Preferred Capital Securities to be downgraded or the Successor Securities to be rated lower than the Preferred Capital Securities immediately prior to such merger, consolidation, amalgamation, replacement, conveyance or transfer by any "nationally recognized statistical rating organization" (as defined by the Commission), (v) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not adversely affect the powers, preferences and other special rights of holders of Preferred Capital Securities, (vi) such successor entity has a purpose substantially identical to that of United Capital and (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance or transfer UI has received an opinion of nationally recognized independent tax counsel to United Capital experienced in such matters to the effect that (w) holders of Preferred Capital Securities will not recognize any gain or loss for Federal income tax purposes as a result of the merger, consolidation, amalgamation, replacement, conveyance or transfer, (x) such successor entity will be treated as a partnership for Federal income tax purposes, (y) following such merger, consolidation, amalgamation, replacement, conveyance or transfer, UI and such successor entity will be in compliance with the 1940 Act without registering thereunder as an "investment company" and (z) such merger, consolidation, amalgamation, replacement, conveyance or transfer will not adversely affect the limited liability of holders of Preferred Capital Securities.

VOTING RIGHTS

  Except as provided below and under "Description of the Guarantee--Amendments and Assignments" and as otherwise required by law and the Partnership Agreement, the holders of the Preferred Capital Securities will have no voting rights.

  If (i) United Capital fails to pay in full dividends on and any Additional Amounts in respect of the Preferred Capital Securities of any series for any period of 18 consecutive months, (ii) any event that would (with notice or the passage of time or both) constitute an Event of Default with respect to the corresponding series of Debentures (as described under "Description of the Debentures and the Indenture--Events of Default; Remedies") occurs and is continuing or (iii) UI is in default on any of its payment or other obligations under the Guarantee (as described under "Description of the Guarantee--Certain Covenants of UI"), then the holders of the outstanding Preferred Capital Securities of such series, together with the holders of any other series of Limited Partner Interests having such right in such event, acting as a single class, will be entitled, by vote of holders of a majority in aggregate liquidation preference of all such Limited Partner Interests having the right to vote, to appoint and authorize a representative (a "Special Representative") to enforce United Capital's rights under the corresponding Indenture Securities, including the corresponding Debentures, and the Indenture against UI, to enforce the obligations undertaken by UI under the Guarantee and to pay dividends on such Limited Partner Interests, including the Preferred Capital Securities of such series (to the extent United Capital has funds legally available for the payment of such dividends and cash on hand sufficient to permit such payment). Any such Special Representative shall not be admitted as a partner in United Capital or otherwise be deemed to be a partner in United Capital and shall have no liability for the debts, obligations or liabilities of United Capital, except to the extent otherwise required in order for such Special Representative to enforce the Partnership's rights under the Indenture Securities and the Indenture and fulfill its other duties under the Partnership Agreement.

  For purposes of determining whether United Capital has failed to pay dividends in full for 18 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends and any Additional Amounts have been or contemporaneously are set aside and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends and Additional Amounts. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% in aggregate liquidation preference of the outstanding Preferred Capital Securities of any series will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of partners of United Capital will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if United Capital (or UI, pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on and any Additional Amounts in respect of the Preferred Capital Securities of such series or such Event of Default or default under the Guarantee, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Representative, UI shall retain its rights under the Indenture to extend the interest payment period as provided under "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period."

  If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (i) any action that would adversely affect the rights, preferences and privileges of the holders of Preferred Capital Securities of any series, whether by way of amendment to the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any Limited Partner Interests ranking, as to participation in the profits or assets of United Capital, senior to the Preferred Capital Securities of such series or the authorization to dissolve, liquidate or wind up United Capital) or (ii) the dissolution, liquidation or winding up of United Capital (other than in connection with a distribution of Debentures upon, and dissolution of United Capital after, the occurrence of a Special Event), then holders of outstanding Preferred Capital Securities of such series will be entitled to vote on such amendment or proposed action of the General Partner (but not on any other amendment or action) together as a class with, in the case of an action described in clause (i) above that would equally adversely affect the rights, preferences or privileges of holders of any Dividend Parity Securities or any Liquidation Parity Securities, holders of such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of any amendment described in clause (ii) above, holders of all Liquidation Parity Securities, and such amendment or action shall not be effective except with the approval of the holders of 66 2/3% in aggregate liquidation preference of such class; provided, however, that no such approval shall be required if the dissolution, liquidation or winding up of United Capital is proposed or initiated pursuant to the Partnership Agreement or upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, liquidation or winding up of UI.

  The rights of holders of Preferred Capital Securities of any series will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further Limited Partner Interests ranking junior to, or pari passu with, the Preferred Capital Securities of such series with regard to participation in the profits or assets of United Capital. Holders of Limited Partner Interests will have no preemptive rights.

  The Partnership Agreement provides that the General Partner will not permit or cause United Capital to file a voluntary petition in bankruptcy without the affirmative vote of the holders of 66 2/3% in aggregate liquidation preference of the outstanding Limited Partner Interests.

  If any action is, by the terms of the Indenture, not permitted to be taken by United Capital without the consent of holders of Limited Partner Interests or any Special Representative, the General Partner shall not, without such requisite consent, take any such action.

  Any required approval of holders of Preferred Capital Securities of any series may be given at a separate meeting of such holders convened for such purpose, at a general meeting of partners of United Capital or pursuant to written consent. United Capital will cause a notice of any meeting at which holders of the Preferred Capital Securities of such series are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of the Preferred Capital Securities of such series. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

  No vote or consent of the holders of the Preferred Capital Securities will be required for United Capital to redeem and cancel Preferred Capital Securities in accordance with the Partnership Agreement.

  Notwithstanding that holders of Preferred Capital Securities are entitled to vote or consent under any of the circumstances described above, the holders of Preferred Capital Securities that are owned by UI or any affiliate of UI shall not be entitled to vote or consent, and such Preferred Capital Securities shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

ADDITIONAL AMOUNTS

  All payments in respect of Preferred Capital Securities by United Capital will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) United Capital not being treated as a partnership for United States Federal income tax purposes, United Capital will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the holders of the Preferred Capital Securities after such withholding or deduction will equal the amount that would have been receivable in respect of the Preferred Capital Securities in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a holder of Preferred Capital Securities (or a third party on such holder's behalf) if:

    (a) such holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Capital Securities by reason of such holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such holder resides, conducts business or has other contacts, other than being a holder of Preferred Capital Securities, or

    (b) United Capital or UI has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

BOOK-ENTRY-ONLY ISSUANCE

  The Depository Trust Company ("DTC") will initially act as securities depositary for the Preferred Capital Securities. The Preferred Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). DTC and any other depositary that may replace DTC as depositary for the Preferred Capital Securities are sometimes referred to herein as the "Depositary." One or more fully-registered global certificates will be issued for each series of Preferred Capital Securities, representing in the aggregate the total number of Preferred Capital Securities for such series, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Capital Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Capital Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Capital Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which Beneficial Owners purchased Preferred Capital Securities. Transfers of ownership interests in the Preferred Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Capital Securities, except in the event that use of the book-entry system for the Preferred Capital Securities is discontinued.

  To facilitate subsequent transfers, all Preferred Capital Securities deposited by Participants with DTC are registered in the name of Cede & Co. DTC has no knowledge of the actual Beneficial Owners of the Preferred Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Capital Securities are credited, which may or may not be Beneficial Owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. If less than all of the Preferred Capital Securities of any series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

  Although voting with respect to the Preferred Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Preferred Capital Securities. Under its usual procedures, DTC would mail its Omnibus Proxy to United Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Dividend payments on the Preferred Capital Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, United Capital or UI, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of dividends to DTC is the responsibility of United Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Capital Securities at any time by giving reasonable notice to United Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the Preferred Capital Securities are required to be printed and delivered. Additionally, United Capital (with the consent of UI) may decide to select another Depositary for the Preferred Capital Securities or to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary). In the latter event, certificates for the Preferred Capital Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. United Capital and UI believe such information to be reliable, but neither United Capital nor UI takes any responsibility for the accuracy thereof.

  None of UI, United Capital, any paying agent or any other agent of UI or United Capital will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Preferred Capital Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  The Bank of New York will act as registrar and co-transfer agent, and UI will act as co-transfer agent and paying agent, for the Preferred Capital Securities.

  Registration of transfers of Preferred Capital Securities will be effected without charge by or on behalf of United Capital, but upon payment in respect of any tax or other governmental charges that may be imposed in relation to it, together with the giving of such indemnity as United Capital or UI may require.

  Neither UI nor United Capital will be required to register or cause to be registered the transfer of any Preferred Capital Securities that have been called for redemption.

                          DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of certain terms and provisions of the Payment and Guarantee Agreement that will be executed and delivered by UI for the benefit of the holders of any series from time to time of the Limited Partner Interests, including the Preferred Capital Securities (the "Guarantee"). This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Guarantee filed as an exhibit to the Registration Statement.

GENERAL

  UI will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Limited Partner Interests (including any series of Preferred Capital Securities), the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim that United Capital may have or assert. As used herein, Guarantee Payments means the following payments, without duplication, to the extent not paid by United Capital ("Guarantee Payments"): (i) any accumulated and unpaid dividends on and any Additional Amounts in respect of the Limited Partner Interests, but only to the extent that United Capital has (a) funds legally available for the payment of such dividends, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; (ii) the Redemption Price payable with respect to Limited Partner Interests called for redemption by United Capital, but only to the extent that United Capital has
(a) funds legally available for the payment of such Redemption Price, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; and (iii) upon a liquidation of United Capital, the lesser of (a) the Liquidation Distribution and (b) the amount of assets legally available to United Capital for distribution to holders of Limited Partner Interests. UI's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by UI to holders of Limited Partner Interests or by causing United Capital to pay such amounts to such holders.

  If UI fails to make payments of principal of or interest on the Debentures (including as a result of the extension of any interest payment period for the Debentures as described under "Description of the Debentures and the Indenture--Option to Extend Interest Payment Period"), United Capital will not have sufficient funds to make corresponding payments in respect of the Redemption Price or the Liquidation Distribution, as the case may be, of, or dividends on, the Preferred Capital Securities. The Guarantee does not cover payment of amounts in respect of the Preferred Capital Securities to the extent that United Capital does not have legally available assets for the payment thereof and cash on hand sufficient to make such payment. In such event, a holder of Preferred Capital Securities may enforce certain rights in respect of the Debentures under the Indenture. See "Description of the Debentures and the Indenture--Enforcement of Certain Rights by Holders of Preferred Capital Securities."

CERTAIN COVENANTS OF UI

  In the Guarantee, UI will covenant that, so long as any Limited Partner Interests remain outstanding, UI shall not, and shall not permit any of its subsidiaries to, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of UI or its subsidiaries, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee), if at such time UI is in default with respect to its payment or other obligations under the Guarantee or there has occurred and is continuing any event that would (with notice or the passage of time or both) constitute an Event of Default under the Indenture.

  In the Guarantee, UI will also covenant that, so long as any Limited Partner Interests remain outstanding, it will (i) maintain direct or indirect ownership of all interests in United Capital other than such Limited Partner Interests;
(ii) not voluntarily (to the extent permitted by law) dissolve, liquidate or wind up United Capital; (iii) remain the sole General Partner of United Capital and timely perform all of its duties as General Partner of United Capital (including the duty to pay dividends on such Limited Partner Interests and the duty to pay all costs and expenses of United Capital), provided that any permitted successor of UI under the Indenture may succeed to UI's duties as General Partner; (iv) use its reasonable efforts to cause United Capital to remain a limited partnership and otherwise continue to be treated as a partnership for Federal income tax purposes; and (v) use its best efforts to conduct the affairs of and operate United Capital in such a way that United Capital would not be an "investment company" required to be registered under the 1940 Act; provided that UI may permit United Capital to consolidate or merge with or into another limited partnership or other permitted successor as described above under "Description of the Preferred Capital Securities--Merger, Consolidation, Amalgamation, etc. of United Capital" so long as UI agrees to comply with the covenants described in clauses (i) through (v) above with respect to such successor limited partnership or other permitted successor.

ADDITIONAL AMOUNTS

  All Guarantee Payments will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) United Capital not being treated as a partnership for United States Federal income tax purposes, UI will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Preferred Capital Securities after such withholding or deduction will equal the amount that would have been receivable in respect of the Preferred Capital Securities in the absence of such withholding or deduction, except that no such additional amounts will be payable to a holder of Preferred Capital Securities (or a third party on such holder's behalf) if:

    (a) such holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Capital Securities by reason of such holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such holder resides, conducts business or has other contacts, other than being a holder of Preferred Capital Securities, or

    (b) United Capital or UI has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

AMENDMENTS AND ASSIGNMENTS

  Except with respect to any changes that do not adversely affect the rights of holders of Limited Partner Interests of any series (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate liquidation preference of the outstanding Limited Partner Interests of each affected series (voting together as one class). All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers and trustees of UI and will inure to the benefit of the holders of the Limited Partner Interests. UI may not assign any of its rights or obligations under the Guarantee, except as contemplated by and in accordance with the provisions of the Indenture described under "Description of the Debentures and the Indenture--Merger, Consolidation, Sale, etc. of UI."

TERMINATION OF GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Limited Partner Interests or upon full payment of the Liquidation Distribution of all Limited Partner Interests upon liquidation of United Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Limited Partner Interests must restore payment of any sums paid under the Limited Partner Interests or the Guarantee.

STATUS OF GUARANTEE

  The Guarantee will constitute an unsecured obligation of UI and will rank, like the Debentures and other Indenture Securities, subordinate in right of payment to all Senior Indebtedness. The Guarantee provides that each holder of Limited Partner Interests by acceptance thereof agrees that (1) amounts payable under the Guarantee will be subordinate in right of payment to amounts payable upon the Senior Indebtedness to the same extent that amounts payable under the Indenture and in respect of Indenture Securities (including the Debentures) are so subordinated and (2) the subordination provisions of the Indenture applicable to holders of Indenture Securities (including the Debentures) will be equally applicable to it. For a discussion of the subordination provisions relating to the Debentures and other Indenture Securities, see "Description of the Debentures and the Indenture--Subordination."

  The Guarantee will constitute a guarantee of payment and not of collection. A holder of Limited Partner Interests may enforce the Guarantee directly against UI, and UI will waive any right or remedy to require that any action be brought against United Capital or any other person or entity before proceeding against UI. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by United Capital and by complete performance of all obligations under the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed and interpreted in accordance with the laws of the State of New York.

                DESCRIPTION OF THE DEBENTURES AND THE INDENTURE

  Set forth below is a summary of certain terms and provisions of the Indenture and the Debentures to be issued thereunder. UI may issue the Debentures to the public, institutional investors and other purchasers (other than United Capital) or to United Capital in connection with the investment of the proceeds from any offering of Preferred Capital Securities. See "Plan of Distribution." This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the detailed provisions of the forms of Indenture and Supplemental Indentures establishing the Debentures filed as exhibits to the Registration Statement. Under certain circumstances following the occurrence of a Special Event, Debentures may be distributed to the holders of the corresponding Preferred Capital Securities and United Capital may be dissolved. See "Description of the Preferred Capital Securities--Special Event Redemption or Exchange."

GENERAL

  The Indenture dated     , 1994 between The Bank of New York, as trustee (the
"Indenture Trustee"), and UI (as supplemented from time to time, the "Indenture") provides that, in addition to the Debentures, additional junior subordinated deferrable interest debentures may be issued thereunder, without limitation as to the aggregate principal amount. The Debentures and all other such debentures hereafter issued under the Indenture are collectively referred to as the "Indenture Securities." The Indenture does not limit the amount of other debt, secured or unsecured, that may be issued by UI. The Indenture Securities will be subordinate and junior to all Senior Indebtedness of UI. As of June 30, 1994, UI had approximately $1,006 million of Senior Indebtedness outstanding (exclusive of certain guarantees and other contingent obligations, but inclusive of capitalized lease obligations and current installments and short-term notes payable).

OPTIONAL REDEMPTION

  Unless otherwise provided in the Prospectus Supplement, UI will have the right to redeem the Debentures of any series at any time on or after the date specified in the Prospectus Supplement, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of such Debentures to be redeemed, plus any accrued but unpaid interest (including, in the case of Debentures corresponding to Preferred Capital Securities, Additional Interest (as defined herein), if any) to the date fixed for redemption, upon not less than 30 nor more than 60 days' notice.

INTEREST

  The Debentures of any series will bear interest at the annual rate set forth in the Prospectus Supplement for such series, accruing from the date they are issued until paid. Except as may otherwise be provided in the Prospectus Supplement, such interest will be payable monthly in arrears on the last day of each calendar month of each year to the holder of record one Business Day prior to the relevant interest payment date, (except that interest payable at maturity or upon redemption will be paid to the person to whom principal is paid), subject to the right of UI to extend any interest payment period as described below; provided, however, that if the Debentures of any series are held neither by United Capital nor by a securities depositary, UI shall have the right to change such record dates. Any overdue principal of and (to the extent enforceable under applicable law) any overdue installment of interest on the Debentures of any series will bear interest at the same rate.

  The amount of interest payable for any monthly interest payment period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly interest period, will be computed on the basis of the actual number of days elapsed in such period.

  In the event that any date on which interest or principal is payable on the Debentures is not a Business Day, then payment of the amounts payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, in the case of any payment in respect of Debentures corresponding to Preferred Capital Securities, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect, and in the same amount, as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  UI shall have the right at any time or times during the term of the Indenture Securities of any series, so long as UI is not in default in the payment of interest thereunder, to extend interest payment periods for up to 60 consecutive months but not beyond the date on which the principal thereof becomes due and payable (whether at maturity, by declaration of acceleration, upon redemption or otherwise), and at, or at any time prior to, the end of any such extended interest payment period UI will pay all interest then accrued and unpaid including, if the Indenture Securities of such series correspond to Limited Partner Interests, Additional Interests, if any, thereon (together with interest thereon at the rate specified for such Indenture Securities to the extent permitted by applicable law); provided that, during any such extended interest payment period, UI shall not, and shall not permit any of its subsidiaries to, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of UI or its subsidiaries, or make any guarantee payments with respect to the foregoing (other than payments under any guarantee by the UI with respect to any capital stock of any such subsidiary, provided that the proceeds of such capital stock were used to purchase Indenture Securities); and provided, further, that any such extended interest payment period may only be selected with respect to Indenture Securities of any series if an extended interest payment period of identical length is simultaneously selected for Indenture Securities of all series. Prior to the end of any such extended interest payment period of less than 60 consecutive months, UI may further extend the interest payment period; provided that such extended interest payment period, together with all such further extensions thereof, may not exceed a period of 60 consecutive months. Following the termination of any extended interest payment period, if UI has paid all accrued and unpaid interest required by the Indenture Securities of all series for such period, UI shall have the right to again extend interest payment periods for up to 60 consecutive months as herein described. In the case of any series of the Indenture Securities corresponding to any series of Limited Partner Interests, so long as United Capital is the sole holder of the Indenture Securities of such series, UI shall give United Capital notice of its selection of any such extended interest payment period one Business Day prior to the earlier of (i) the date dividends on any series of Limited Partner Interests would otherwise be payable and (ii) the date United Capital is required to give notice of the record or payment date of such dividends to any national securities exchange on which any series of Limited Partner Interests shall be listed or to holders of any series of Limited Partner Interests, but in any event not less than two Business Days prior to such record date. UI will cause United Capital to give such notice of UI's selection of any such extended interest payment period to the holders of the Limited Partner Interests. If United Capital is not the sole holder of the Debentures of any series, UI shall give the holders of Debentures of such series notice of its selection of such extended interest payment period ten Business Days prior to the related interest payment date.

ADDITIONAL INTEREST

  If at any time United Capital is required to pay any Additional Amounts in respect of any Preferred Capital Securities pursuant to the terms thereof, as described under "Description of the Preferred Capital Securities--Additional Amounts," or in respect of any other Limited Partner Interests pursuant to the terms thereof, then UI will pay as interest ("Additional Interest") on the Indenture Securities corresponding to such Limited Partner Interests an amount equal to such Additional Amounts. In addition, if United Capital shall be required to pay, with respect to its income derived from the interest payments on any Indenture Securities corresponding to any Limited Partner Interests, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, UI will also pay as Additional Interest on such Indenture Securities such amounts as may be necessary in order that the net amounts received and retained by United Capital after the payment of such taxes, duties, assessments or governmental charges shall result in United Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

BOOK-ENTRY SYSTEM AND SETTLEMENT

  In the event that Debentures are (i) issued to the public, institutional investors or other purchasers (other than United Capital) or (ii) distributed to the holders of the Preferred Capital Securities in connection with the occurrence and continuance of a Special Event, it is anticipated that, in the case of clause (ii) above, such distribution would occur in book-entry form and that, in either case, DTC, or any successor Depositary for the Preferred Capital Securities, would act as securities depositary for such Debentures and that the depositary arrangements for such Debentures would be substantially identical to those in effect for the Preferred Capital Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Capital Securities--Book-Entry-Only Issuance."

  Except under certain limited circumstances as described under "Description of the Preferred Capital Securities--Book-Entry-Only Issuance" for delivery of certificates evidencing beneficial ownership in Preferred Capital Securities, the Debentures will not be issuable as, or exchangeable for, Debentures in definitive certificated form. In the event that Debentures are issued in certificated form, unless otherwise indicated in the Prospectus Supplement, such Debentures will be in denominations of $25 and integral multiples thereof and principal and interest on such Debentures will be payable at, and transfers or exchanges of such Debentures will be effected at, the office or agency of UI designated for such purposes.

SUBORDINATION

  The Indenture will provide that each of the Debentures is subordinate and junior in right of payment to all Senior Indebtedness. The Indenture defines "Senior Indebtedness" as all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, UI for borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the Indenture Securities and intercompany debt)) or for the payment of money relating to any lease that is capitalized on the consolidated balance sheet of UI and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by UI; provided that UI's obligations under the Guarantee shall not be deemed to be "Senior Indebtedness" for purposes of the Indenture (or the Guarantee).

  Upon the maturity of any Senior Indebtedness of UI by lapse of time, acceleration or otherwise, all such Senior Indebtedness then due and owing shall first be paid in full, before any payment is made on account of, or UI can acquire, any Indenture Securities (including the Debentures).

  In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of UI or a substantial part of its property or of any proceedings for liquidation, dissolution or other winding up of UI, whether or not involving insolvency or bankruptcy, or (b) that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred a default (other than a default in the payment of principal or interest, or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time or both), and such default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and the accrued interest on the Indenture Securities of any series shall have been declared due and payable upon an Event of Default and such declaration shall not have been rescinded and annulled as provided under the Indenture, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Indenture Securities are entitled to receive a payment on account of the principal of or any interest on the indebtedness evidenced by their Indenture Securities. Any payment or distribution, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Indenture Securities shall be paid or delivered directly to the holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders, until all Senior Indebtedness of UI shall have been paid in full, before any payment or distribution is made to the holders of Indenture Securities. In the event that, notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Indenture Securities before all Senior Indebtedness is paid in full, the Indenture Trustee or the holders of Indenture Securities receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.

  No present or future holder of any Senior Indebtedness of UI shall be prejudiced in the right to enforce subordination of the indebtedness under the Indenture by any act or failure to act on the part of UI.

  Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Indenture Securities shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions of cash, property or securities of UI applicable to such Senior Indebtedness until the Indenture Securities shall have been paid in full, and such payments or distributions of cash, property or securities received by the holders of Indenture Securities, by reason of such subrogation, that otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between UI and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Indenture Securities on the other, be deemed to be a payment on account of Senior Indebtedness, and not on account of the Indenture Securities.

CERTAIN COVENANTS OF UI

  The Indenture will provide that UI shall not, and shall not permit any of its subsidiaries to, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of UI or its subsidiaries, or make any guarantee payments with respect to the foregoing (other than, so long as Preferred Capital Securities of any series remain outstanding, payments under the Guarantee), if at such time (i) UI will be in default with respect to its payment or other obligations under the Guarantee (so long as Preferred Capital Securities of any series remain outstanding),
(ii) there has occurred and is continuing any event that would (with the passage of time or giving of notice or both) constitute an Event of Default under the Indenture or (iii) UI has given notice of its election to extend any interest payment period as provided in the Indenture, and such period, or any extension thereof, shall be continuing.

  So long as Preferred Capital Securities of any series remain outstanding, it will (i) maintain direct or indirect ownership of all interests in United Capital other than Limited Partner Interests; (ii) not voluntarily (to the extent permitted by law) dissolve, liquidate or wind up United Capital; (iii) remain the sole General Partner of United Capital and timely perform in all material respects all of its duties as the General Partner of United Capital (including the duty to pay dividends on the Preferred Capital Securities as described in the fourth paragraph under "Description of the Preferred Capital Securities--Dividends" and the duty to pay all costs and expenses of United Capital), provided that any permitted successor to UI under the Indenture may succeed to UI's duties as General Partner; (iv) use reasonable efforts to cause United Capital to remain a limited partnership and otherwise continue to be treated as a partnership for Federal income tax purposes; and (v) use its best efforts to conduct the affairs of and operate United Capital in such a way that United Capital would not be an "investment company" required to be registered under the 1940 Act; provided that UI may permit United Capital to consolidate or merge with or into another limited partnership or other permitted successor as described above under "Description of the Preferred Capital Securities-- Merger, Consolidation, Amalgamation, etc. of United Capital" so long as UI agrees to comply with the covenants described in clauses (i) through (v) above with respect to such successor limited partnership or other permitted successor.

  So long as United Capital holds the Indenture Securities of any series, it may not waive compliance or waive any default in compliance by UI with any covenant or other term in Indenture Securities of such series or the Indenture, or any past default under the Indenture, without the approval or consent of the holders of at least 66 2/3% in aggregate liquidation preference of the outstanding Limited Partner Interests affected.

EVENTS OF DEFAULT; REMEDIES

  The following events shall constitute Events of Default with respect to each series of Indenture Securities (including each series of Debentures) issued under the Indenture:

    (a) UI shall fail to pay any interest (including, if the Indenture Securities of such series correspond to Limited Partner Interests remaining outstanding, any Additional Interest) on any Indenture Securities of such series within 15 days after the same becomes due and payable (whether or not payment is prohibited by the provisions described under "Subordination" above or otherwise); provided that a valid extension of an interest payment period by UI shall not constitute a failure to pay interest (other than any such Additional Interest) for this purpose;

    (b) UI shall fail to pay when due any principal of or premium, if any, on any Indenture Securities of such series, whether at maturity, upon redemption (unless such redemption is conditioned upon receipt of moneys by the Trustee on or prior to the date fixed for redemption and such moneys are not so received), by declaration of acceleration or otherwise (whether or not payment is prohibited by the provisions described above under "Subordination" above or otherwise);

    (c) UI shall fail to perform or breach any covenant or warranty in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 30 days after there has been given to UI by the Indenture Trustee, or to UI and the Indenture Trustee by the holders of at least 25% in principal amount of outstanding Indenture Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Indenture Trustee, or the Indenture Trustee and the holders of not less than the principal amount of Indenture Securities of such series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration;

    (d) Certain events relating to reorganization, bankruptcy or insolvency of UI (or, if the Indenture Securities of such series correspond to Limited Partner Interests remaining outstanding, United Capital) or the appointment of a receiver or trustee for its property; or

    (e) any other Event of Default specified with respect to Indenture Securities of such series.

No Event of Default with respect to any series of Indenture Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

  If an Event of Default due to the default in payment of principal of or interest on any series of Indenture Securities or due to the default in the performance or breach of any other covenant or warranty of UI applicable to the Indenture Securities of such series but not applicable to all series occurs and is continuing, then either the Indenture Trustee, or the holders of 25% in principal amount of the outstanding Indenture Securities of such series, or, if the Indenture Securities of such series correspond to Limited Partner Interests, a Special Representative appointed in respect of such Limited Partner Interests as described under "Description of the Preferred Capital Securities--Voting Rights," may declare the principal of all of the Indenture Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture); provided that, upon certain events of reorganization, bankruptcy or insolvency of UI or the appointment of a receiver for its property, the principal of all of the Indenture Securities and interest accrued thereon shall immediately become due and payable without any declaration or other action by the Indenture Trustee or such holders. If an Event of Default due to default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding Indenture Securities has occurred and is continuing, either the Indenture Trustee or the holders of not less than 25% in principal amount of all outstanding Indenture Securities, considered as one class, or any such Special Representative or Special Representatives appointed in respect of series of outstanding Indenture Securities representing not less than 25% in principal amount of all Indenture Securities then outstanding, and not the holders of the Indenture Securities of any one of such series or any such Special Representative appointed in respect of any one series, may make such declaration of acceleration (subject to the subordination provisions of the Indenture); provided that, upon certain events of reorganization, bankruptcy or insolvency of UI or the appointment of a receiver for its property, the principal of all of the Indenture Securities and interest accrued thereon shall immediately become due and payable without any declaration or other action by the Indenture Trustee or such holders.

  At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if
(a) UI has paid or deposited with the Indenture Trustee a sum sufficient to pay
(1) all overdue interest on all Indenture Securities of such series, including interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities to the extent that payment of such interest is lawful; (2) the principal of and premium, if any, on any Indenture Securities of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities; and (3) all amounts due to the Indenture Trustee under the Indenture; and (b) any other Event or Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

  If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the holders of 25% in principal amount of the outstanding Indenture Securities of such series or, if the Indenture Securities of such series correspond to Limited Partner Interests, the Special Representative appointed in respect of such Limited Partner Interests, if any, may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, or such Special Representative or Special Representatives appointed with respect to series of outstanding Indenture Securities representing 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, if any, will have the right to make such direction, and not the holders of the Indenture Securities of any one of such series or such Special Representative of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture.

Before proceeding to exercise any right or power under the Indenture at the direction of such holders or any such Special Representative, the Indenture Trustee shall be entitled to receive from such holders or any such Special Representative reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with any such direction.

  UI will be required to furnish to the Indenture Trustee annually a statement of an officer of UI to the effect that, to the best of such officer's knowledge, UI is not in default in the performance of the terms of the Indenture or, if such officer has knowledge that UI is in default, specifying such default.

  The Indenture provides that no holder of Indenture Securities issued under the Indenture may institute any proceeding against UI with respect to the Indenture unless (a) the holder has previously given to the Indenture Trustee written notice of a continuing Event of Default and unless the holders of not less than 25% in principal amount of the Indenture Securities of all series of Indenture Securities in respect of which an Event of Default has occurred and is continuing (considered as one class) have requested the Indenture Trustee to institute such action and shall have offered the Indenture Trustee reasonable indemnity, (b) the Indenture Trustee shall not have instituted such action within 60 days of such request and (c) the Indenture Trustee shall not have received direction inconsistent with such written request by the holders of 25% in principal amount of the outstanding Indenture Securities of such affected series (considered as one class). Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Indenture Securities. Notwithstanding the foregoing, each holder of an Indenture Security has a right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, subject to the right of UI to extend interest payment periods in accordance with the Indenture, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder.

  The Indenture requires the Indenture Trustee to give to all holders of outstanding Indenture Securities of any series notice of any default to the extent required by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), unless such default has been cured or waived; provided that, in the case of any default of the character specified above in paragraph (c) under this "Events of Default; Remedies," no such notice will be given to such holders until at least 15 days after the occurrence thereof. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED CAPITAL SECURITIES

  In the case of Debentures corresponding to Preferred Capital Securities of any series, the holders of the Preferred Capital Securities of such series will have the rights referred to under "Description of the Preferred Capital Securities--Voting Rights," including the right under certain circumstances to appoint a Special Representative, which Special Representative shall be authorized to exercise United Capital's right to accelerate the principal amount of such Debentures and to enforce United Capital's other rights under such Debentures and the Indenture.

  In addition, in the case of Debentures corresponding to Preferred Capital Securities of any series, the Indenture provides that, so long as the Preferred Capital Securities of such series remain outstanding, the obligations of UI under such Debentures are for the benefit of the holders of the Preferred Capital Securities of such series. The holders of the Preferred Capital Securities of such series, or a Special Representative appointed by and acting on behalf of such holders, may enforce UI's obligations under the Indenture and such Debentures directly against UI as a third party beneficiary of UI's obligations thereunder to the same extent as if such holders held a principal amount of Debentures equal to the liquidation preference of the Preferred Capital Securities of such series held by such holders.

MODIFICATION OF INDENTURE

  Without the consent of any holders of Indenture Securities, UI and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any successor to UI of the covenants of UI in the Indenture and the Indenture Securities; or (b) to add one or more covenants of UI or other provisions for the benefit of the holders of all or any series of outstanding Indenture Securities or to surrender any right or power conferred upon UI by the Indenture; or (c) to add any additional Events of Default with respect to all or any series of outstanding Indenture Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of Indenture Securities of any series, such change, elimination or addition will become effective with respect to such series only when there is no Indenture Security of such series remaining outstanding under the Indenture; or (e) to provide collateral security for the Indenture Securities; or (f) to establish the form or terms of Indenture Securities of any series as permitted by the Indenture; or (g) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Indenture Securities; or (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Indenture Securities shall be payable, (2) any Indenture Securities may be surrendered for registration of transfer or exchange, and (3) notices and demands to or upon UI in respect of Indenture Securities and the Indenture may be served; or (j) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the holders of Indenture Securities of any series.

  Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions that, at the date of the original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, UI and the Indenture Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such amendment.

  Except as otherwise provided above, the consent of the holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then outstanding under the Indenture, considered as one class, is required for the purpose, pursuant to an indenture or supplemental indenture, of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the holders of all such series; provided, however, that if less than all of the series of Indenture Securities outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture will, without the consent of the holder of each Indenture Security outstanding under the Indenture of each such series directly affected thereby, (a) change the stated maturity of, or any installment of principal of or the rate of interest on or method of calculating the rate of interest on (or the amount of any installment of interest on), any Indenture Security, or reduce the principal thereof or redemption premium thereon, if any, or change the currency in which any Indenture Security is payable, or impair the right to institute suit for the enforcement of payment on any Indenture Security; (b) reduce the percentage in principal amount of the Indenture Securities outstanding under such series (or, in the case of Indenture Securities corresponding to Limited Partner Interests of any series, if applicable, in liquidation preference of the Limited Partner Interests of such series) required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirements for quorum and voting;
(c) change the redemption provisions applicable to the Indenture Securities adversely to the holders thereof; (d) change the subordination provisions applicable to the Indenture Securities adversely to the holders thereof; or (e) modify the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults. A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or that modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of any other Indenture Securities.

  Notwithstanding the foregoing, so long as any of the Limited Partner Interests remain outstanding, United Capital shall not agree to any such amendment that affects the holders of such Limited Partner Interests then outstanding, without the prior consent of the holders of not less than 66 2/3% in aggregate liquidation preference of all such affected Limited Partner Interests then outstanding considered as one class (or, in the case of changes described in clauses (a) through (e) of the immediately preceding paragraph, 100% in aggregate liquidation preference of all such affected Limited Partner Interests then outstanding considered as one class).

SATISFACTION AND DISCHARGE

  The Indenture Securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and the entire indebtedness of UI in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee or any paying agent other than UI, in trust: (a) money in an amount that will be sufficient, or (b) Government Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies that, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of such clauses (a) and (b) that will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. In connection with such a satisfaction and discharge, UI, among other things, will deliver to the Trustee an opinion of counsel to the effect that (i) based upon a ruling to such effect received from or published by the Internal Revenue Service or a change in the applicable Federal income tax law, such deposit, and related satisfaction and discharge, would not cause the holders of the Indenture Securities of such series to recognize income, gain or loss for Federal income tax purposes (provided that the Indenture Securities of such series shall be deemed to have been paid for purposes of the Indenture, but the indebtedness of UI in respect thereof will not be deemed to have been satisfied and discharged, if such opinion of counsel is delivered to such effect without either any such ruling or change in law); and (ii) the trust resulting from such a satisfaction and discharge is a valid trust and will not constitute an "investment company" under the 1940 Act.

MERGER, CONSOLIDATION, SALE, ETC. OF UI

  The Indenture provides that UI may consolidate or merge with, or sell, convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation, provided that such successor corporation expressly assumes all obligations of UI under the Indenture and certain other conditions are met.

RESIGNATION OR REMOVAL OF INDENTURE TRUSTEE

  The Indenture Trustee may resign at any time by giving written notice thereof to UI, or may be removed at any time by act of the holders of a majority in principal amount of Indenture Securities then outstanding delivered to the Indenture Trustee and UI; provided that so long as any Limited Partner Interests remain outstanding United Capital shall not enter into any act to remove the Indenture Trustee without the consent of the holders of 66 2/3% in aggregate liquidation preference of such Limited Partner Interests outstanding. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event that (after notice or lapse of time or both) becomes an Event of Default has occurred and is continuing, if UI has delivered to the Indenture Trustee a resolution of UI's Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

CONCERNING THE INDENTURE TRUSTEE

  The Bank of New York also serves as trustee under an indenture relating to certain Senior Indebtedness, under an indenture executed as part of a sale and leaseback of one of UI's fossil-fuel generating units and under an indenture executed as part of a sale and leaseback of a portion of UI's interest in Seabrook Unit 1. The Bank of New York also participates, along with other banks, in a revolving credit and a term loan agreement, both of which permit UI to borrow funds on a short-term basis.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  The Bank of New York will act as co-transfer agent, and UI will act as registrar, co-transfer agent and its own paying agent, for the Debentures.

  Registration of transfers or exchanges of Debentures will be effected without charge, but UI may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (other than with certain exchanges not involving any transfer).

  UI shall not be required to execute or to provide for the registration of transfers or exchanges of the Debentures of any series during a period of 15 days immediately preceding the date notice is to be given of the redemption of the Debentures of such series or any Debenture so selected for redemption in whole or in part, except the unredeemed portion of any such Debenture being redeemed in part.

GOVERNING LAW

  The Indenture and the Indenture Securities will be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof, except to the extent that the laws of any other jurisdiction shall be mandatorily applicable.

                              PLAN OF DISTRIBUTION

  UI may sell any series of Debentures, and United Capital may sell any series of Preferred Capital Securities, through underwriters, dealers or agents, including Morgan Stanley & Co. Incorporated, or directly, in each case to the public, institutional investors and other purchasers (including United Capital). The Prospectus Supplement relating to the Offered Securities of any series will set forth the terms of such offering, including the names of any underwriters, dealers or agents involved in the sale of Offered Securities of such series, the amount of Offered Securities of such series to be purchased by any underwriters, dealers or agents and any applicable commissions or discounts. The net estimated proceeds to UI from such series of Offered Securities will also be set forth in the Prospectus Supplement.

  If underwriters are used in the sale, the Offered Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to the Offered Securities of any series, the obligations of the underwriters to purchase Offered Securities of such series will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities of such series if any of the Offered Securities of such series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale, unless otherwise indicated in the Prospectus Supplement relating to the Offered Securities of any series, United Capital or UI will sell the Offered Securities of such series to such dealers as principals. Such dealers may then resell the Offered Securities of such series to the public at varying prices to be determined by such dealers at the time of resale.

  Offered Securities of any series may also be sold through agents designated by United Capital or UI from time to time or directly by United Capital or UI. Any agent involved in the offering and sale of Offered Securities of such series will be named, and any commissions payable by UI to such agent will be set forth, in the Prospectus Supplement relating to the Offered Securities of such series. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a reasonable efforts basis for the period of its appointment.

  Underwriters, dealers and agents may be entitled under agreements entered into with UI or United Capital to indemnification by UI or United Capital against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, UI and United Capital in the ordinary course of business.

  Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriter to whom Offered Securities of any series are sold by UI or United Capital for public offering and sale may make a market in such series of Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. If so indicated in the Prospectus Supplement for any series of Offered Securities, the Offered Securities of such series will be listed on a national securities exchange. No assurance can be given as to the liquidity of, or the trading markets for, any Offered Securities.

                                 LEGAL OPINIONS

  The validity of the Preferred Capital Securities will be passed upon by Prickett, Jones, Elliott, Kristol & Schnee, as special Delaware counsel to United Capital. The validity of the Preferred Capital Securities, the Debentures and the Guarantee will be passed upon on behalf of UI and United Capital by Wiggin & Dana, general counsel to UI. The validity of the Preferred Capital Securities, the Debentures and the Guarantee will be passed upon on behalf of any underwriters by Winthrop, Stimson, Putnam & Roberts, as counsel to such underwriters. Certain tax matters in connection with the Preferred Capital Securities and the Debentures will be passed upon for UI and United Capital by Reid & Priest, special tax counsel to UI and United Capital. Wiggin & Dana and Winthrop, Stimson, Putnam & Roberts may rely on the opinion of Prickett, Jones, Elliott, Kristol & Schnee as to matters of Delaware law.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference to the 1993 Form 10-K have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee......................... $ 34,483
Fees and expenses of Indenture Trustee................................   15,000*
Legal fees and expenses...............................................  125,000*
Listing fees..........................................................   47,800*
Rating Agencies fees and expenses.....................................   50,000*
Accounting fees and expenses..........................................   20,000*
Printing and engraving expenses.......................................   25,000*
Blue Sky fees and expenses............................................    7,500*
Miscellaneous.........................................................      217*
                                                                       --------
                                                                        325,000*
                                                                       ========

- ------------
* (Estimated)

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 33-320a of the Connecticut Stock Corporation Act, as amended, provides as follows:

    (a) As used in this section:

      (1) "Agent" means any person who is or was an agent of the corporation and any person who, while an agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

      (2) "Corporation" includes any domestic or foreign corporation or any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

      (3) "Director" means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

      (4) "Eligible Outside Party" means any person who, although not a shareholder, director, officer, employee or agent of the corporation, is or was serving solely at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

      (5) "Employee" means any person who is or was an employee of the corporation and any person who, while an employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of any employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

      (6) "Enterprise" means any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, other than an employee benefit plan or trust.

      (7) "Expenses" include attorneys' fees.

      (8) "Officer" means any person who is or was an officer of the corporation and any person who, while an officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

      (9) "Party" includes a person who was, is, or is threatened to be made, a defendant or respondent in a proceeding.

      (10) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall include any appeal therein.

      (11) "Shareholder" means any person who is or was a shareholder of the corporation and any person who, while a shareholder of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

    (b) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding. The corporation shall not so indemnify any such person unless (1) such person, and the person whose legal representative he is, was successful on the merits in the defense of any proceeding referred to in this subsection, or
  (2) it shall be concluded as provided in subsection (d) of this section that such person, and the person whose legal representative he is, acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, either in the best interests of the corporation or in the best interests of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amounts as the court shall determine; except that, in connection with an alleged claim based upon his purchase or sale of securities of the corporation or of another enterprise, which he serves or served at the request of the corporation, the corporation shall only indemnify such person after the court shall have determined, on application as provided in subsection (e) of this section, that in view of all circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the corporation or of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

    (c) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against reasonable expenses actually incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative he is, is finally adjudged not to have breached his duty to the corporation, or where the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The corporation shall not so indemnify any such person for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding, with or without court approval; or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

    (d) The conclusion provided for in subsection (b) of this section may be reached by any one of the following: (1) The board of directors of the corporation by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (2) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (3) in the case of any employee or agent who is not an officer or director of the corporation, the corporation's general counsel; or (4) the shareholders of the corporation by the affirmative vote of at least a majority of the voting power of shares not owned by parties to such proceeding, represented at an annual or special meeting of shareholders, duly called with notice of such purpose stated. Such person shall also be entitled to apply to a court for such conclusion, upon application as provided in subsection (e), even though the conclusion reached by any of the foregoing shall have been adverse to him or to the person whose legal representative he is.

    (e) Where an application for indemnification or for a conclusion as provided in this section is made to a court, it shall be made to the court in which the proceeding is pending or to the superior court for the judicial district where the principal office of the corporation is located. The application shall be made in such manner and form as may be required by the applicable rules of the court or, in the absence thereof, by direction of the court. The court may also direct that notice be given in such manner as it may require at the expense of the corporation to the shareholders of the corporation and to such other persons as the court may designate. In the case of an application to a court in which a proceeding is pending in which the person seeking indemnification is a party by reason of the fact that he, or the person whose legal representative he is, is or was serving at the request of the corporation as a director, partner, trustee, officer, employee or agent of another enterprise, or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of any other enterprise, timely notice of such application shall be given by such person to the corporation.

    (f) Expenses which may be indemnifiable under this section incurred in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors upon agreement by or on behalf of the shareholder, director, officer, employee, agent or eligible outside party, or his legal representative, to repay such amount if he is later found not entitled to be indemnified by the corporation as authorized in this section.

    (g) A corporation shall not indemnify any shareholder, director, officer, employee, agent or eligible outside party, other than a shareholder, director, officer, employee, agent or eligible outside party who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses to an extent either greater or less than that authorized in this section. No provision made a part of the certificate of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise on or after October 1, 1982, shall be valid unless consistent with this section. Notwithstanding the foregoing, the corporation may procure insurance providing greater indemnification and may share the premium cost with any shareholder, director, officer, employee, agent or eligible outside party on such basis as may be agreed upon. The rights and remedies provided in this section shall be exclusive.

                               ----------------

  UI's excess liability insurance policy indemnifies its directors, officers and employees for any and all sums that they shall be legally obligated to pay and shall pay or by final judgment be adjudged to pay as damages, judgments, settlements and costs, charges and expenses arising from any claim or claims that may be made, and for which the Company has not provided reimbursement, by reason of such director, officer or employee being or having been a director, officer or employee of the Company or of another corporation for which such director, officer or employee is serving or has served at the request of the Company as a director, officer or employee.

  Pursuant to the Partnership Agreement, to the fullest extent permitted by applicable law, United Capital's limited partners, any affiliate of the general partner or any officers, directors, shareholders, partners, employees, representatives or agents of the general partner or any employee or agent of United Capital or its affiliates ("Indemnified Person") shall be entitled to indemnification from United Capital for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of United Capital and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Partnership Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence, recklessness, bad faith or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity shall be provided out of and to the extent of United Capital's assets only, and no general partner, any affiliate of the general partner or any officers, directors, shareholders, partners, employees, representatives or agents of the general partner or their respective affiliates, or any employee or agent of United Capital or its affiliates shall have any personal liability on account thereof. The Partnership Agreement further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by United Capital prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by United Capital of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified as authorized in the provision described in the immediately preceding sentence.

ITEM 16. LIST OF EXHIBITS.

   TABLE
  ITEM NO. EXHIBIT NO. DESCRIPTION
  -------- ----------- -----------
    (1)          1(a)  Form of Underwriting Agreement relating to Preferred
                       Capital Securities
    (1)           (b)  Form of Underwriting Agreement relating to Debentures
    (3)          *     Certificate of Incorporation of The United Illuminating
                       Company
    (3)          +     Bylaws of The United Illuminating Company
    (4)          4(a)  Certificate of Limited Partnership of United Capital
                       Funding Partnership L.P.
    (4)          4(b)  Agreement of Limited Partnership of United Capital
                       Funding Partnership L.P.
    (4)          4(c)  Form of Amended and Restated Agreement of Limited
                       Partnership of United Capital Funding Partnership L.P.
    (4)          4(d)  Form of Action of General Partner creating Series A
                       Preferred Securities
    (4)          4(e)  Form of Indenture
    (4)          4(f)  Form of Supplemental Indenture establishing Debentures corresponding to Preferred Capital Securities
    (4)          4(g)  Form of Supplemental Indenture establishing Debentures
    (4)          4(h)  Form of Preferred Capital Security Certificate--
                       incorporated by reference to Form of Preferred Capital
                       Security Certificate contained in Exhibits 4(c) and 4(d)
    (4)          4(i)  Forms of Debenture--incorporated by reference to Forms of Debenture contained in Exhibits 4(f) and 4(g)
    (4)          4(j)  Form of Payment and Guarantee Agreement
    (5)          5(a)  Opinion of Prickett, Jones, Elliott, Kristol & Schnee--
                       to be filed by amendment
    (5)          5(b)  Opinion of Wiggin & Dana--to be filed by amendment
    (8)          8     Opinion of Reid & Priest--to be filed by amendment
    (12)        12     Statement Showing Computation of Ratios of Earnings to
                       Fixed Charges and Ratios of Earnings to Combined Fixed
                       Charges and Preferred Stock Dividend Requirements
    (23)        23(a)  Consent of Prickett, Jones, Elliott, Kristol & Schnee
                       (to be included in their opinion filed as Exhibit 5(a))
    (23)        23(b)  Consent of Wiggin & Dana (to be included in their
                       opinion filed as Exhibit 5(b))
    (23)        23(c)  Consent of Reid & Priest (to be included in their
                       opinion filed as Exhibit 8)
    (23)        23(d)  Consent of Coopers & Lybrand L.L.P.
    (24)        24     Powers of Attorney--included in signature page
    (25)        25     Statement of Eligibility of Indenture Trustee under
                       Trust Indenture Act of 1939.

- ------------
* Annexed as Exhibits 3.1 through 3.23 to The United Illuminating Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1993, and incorporated herein by reference.
+ Annexed as Exhibits 3.24a, 3.24b and 3.24c to The United Illuminating Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1993, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  A. The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNITED ILLUMINATING COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW HAVEN AND THE STATE OF
CONNECTICUT, ON THIS    DAY OF SEPTEMBER, 1994.

                                          The United Illuminating Company


                                          By       /s/ Richard J. Grossi
                                             ----------------------------------
                                                     RICHARD J. GROSSI
                                             CHAIRMAN OF THE BOARD OF DIRECTORS
                                                AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES RICHARD J. GROSSI, ROBERT L. FISCUS, KURT MOHLMAN AND CHARLES J. PEPE, AND EACH OF THEM SINGLY, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS, WITH FULL POWER TO THEM AND EACH OF THEM TO SIGN, FOR SUCH PERSON AND IN SUCH PERSON'S NAME AND CAPACITY INDICATED BELOW, ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, HEREBY RATIFYING AND CONFIRMING SUCH PERSON'S SIGNATURE AS IT MAY BE SIGNED BY SAID ATTORNEY TO ANY AND ALL AMENDMENTS.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
        /s/ Richard J. Grossi             Director, Chairman    September 13, 1994
- -----------------------------------------  of the Board of
     RICHARD J. GROSSI PRINCIPAL           Directors and Chief
          EXECUTIVE OFFICER                Executive Officer

        /s/ Robert L. Fiscus              Director, President   September 13, 1994
- -----------------------------------------  and Chief Financial
ROBERT L. FISCUS PRINCIPAL FINANCIAL       Officer
       AND ACCOUNTING OFFICER

         /s/ John D. Fassett              Director              September 13, 1994
- -----------------------------------------
           JOHN D. FASSETT

       /s/ William S. Warner              Director              September 13, 1994
- ----------------------------------------
         WILLIAM S. WARNER

        /s/ John F. Croweak               Director              September 13, 1994
- ----------------------------------------
          JOHN F. CROWEAK



             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----

    /s/ F. Patrick McFadden. Jr.          Director              September 13, 1994
- ----------------------------------------
      F. PATRICK MCFADDEN, JR.

         /s/ J. Hugh Devlin               Director              September 13, 1994
- ----------------------------------------
           J. HUGH DEVLIN

       /s/ Betsy Henley-Cohn              Director              September 13, 1994
- ----------------------------------------
         BETSY HENLEY-COHN

     /s/ Frank R. O'Keefe, Jr.            Director              September 13, 1994
- ----------------------------------------
       FRANK R. O'KEEFE, JR.

        /s/ James A. Thomas               Director              September 13, 1994
- ----------------------------------------
          JAMES A. THOMAS

                                          Director              September  , 1994
- ----------------------------------------
         DAVID E. A. CARSON

         /s/ John L. Lahey                Director              September 13, 1994
- ----------------------------------------
           JOHN L. LAHEY

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, UNITED CAPITAL FUNDING PARTNERSHIP L.P. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW HAVEN AND THE STATE OF
CONNECTICUT, ON THIS    DAY OF SEPTEMBER, 1994.

                                        United Capital Funding Partnership L.P.

                                        By The United Illuminating Company,
                                           its general partner

                                        By    /s/ Richard J. Grossi
                                          -----------------------------------
                                                  RICHARD J. GROSSI
                                             PRINCIPAL EXECUTIVE OFFICER

                                 EXHIBIT INDEX

                                                                    SEQUENTIAL
 EXHIBIT NO. DESCRIPTION                                            PAGE NUMBER
 ----------- -----------                                            -----------
       1(a)  Form of Underwriting Agreement relating to Preferred
             Capital Securities
       1(b)  Form of Underwriting Agreement relating to
             Debentures
       4(a)  Certificate of Limited Partnership of United Capital
             Funding Partnership L.P.
       4(b)  Agreement of Limited Partnership of United Capital
             Funding Partnership L.P.
       4(c)  Form of Amended and Restated Agreement of Limited
             Partnership of United Capital Funding Partnership
             L.P.
       4(d)  Form of Action of General Partner creating Series A
             Preferred Securities
       4(e)  Subordinated Debenture Indenture
       4(f)  Form of Supplemental Indenture establishing
             Debentures corresponding to Preferred Capital
             Securities
       4(g)  Form of Supplemental Indenture establishing
             Debentures
       4(h)  Form of Preferred Capital Security Certificate--
             incorporated by reference to Form of Preferred
             Capital Security Certificate contained in Exhibits
             4(c) and 4(d)
       4(i)  Forms of Subordinated Debenture--incorporated by
             reference to Forms of Subordinated Debenture
             contained in Exhibits 4(f) and 4(g)
       4(j)  Form of Payment and Guarantee Agreement
       5(a)  Opinion of Prickett, Jones, Elliott, Kristol &
             Schnee--to be filed by amendment
       5(b)  Opinion of Wiggin & Dana--to be filed by amendment
       8     Opinion of Reid & Priest--to be filed by amendment
      12     Statement Showing Computation of Ratios of Earnings
             to Fixed Charges and Ratios of Earnings to Combined
             Fixed Charges and Preferred Stock Dividend
             Requirements
      23(a)  Consent of Prickett, Jones, Elliott, Kristol &
             Schnee (to be included in their opinion filed as
             Exhibit 5(a))
      23(b)  Consent of Wiggin & Dana (to be included in their
             opinion filed as Exhibit 5(b))
      23(c)  Consent of Reid & Priest (to be included in their
             opinion filed as Exhibit 8)
      23(d)  Consent of Coopers & Lybrand L.L.P.
      24     Powers of Attorney--included in signature page
      25     Statement of Eligibility of Indenture Trustee under
             Trust Indenture Act of 1939.